AGREEMENT AND PLAN OF MERGER

by and among

SKBHC HOLDINGS LLC

STARBUCK BANCSHARES, INC.

and

BANNER CORPORATION

_____________________

DATED AS OF NOVEMBER 5, 2014

ARTICLE I THE MERGER
1.1 The Merger	6
1.2 Effective Time	6
1.3 Effects of the Merger	6
1.4 Conversion of Silicon Common Stock	6
1.5 Merger Sub Interests	7
1.6 Limited Liability Company Agreement of Merger Sub	7
1.7 Directors and Officers	8
1.8 Bank Merger	8
1.9 Tax Consequences	9
1.10 Headquarters of Boron; Name	9
ARTICLE II CONSIDERATION
2.1 Delivery of Merger Consideration to Holdings.	10
2.2 Distribution of Merger Consideration to Silicon Holders	10
ARTICLE III REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND SILICON
3.1 Corporate Organization	11
3.2 Capitalization	12
3.3 Authority; No Violation	13
3.4 Consents and Approvals	14
3.5 Reports	14
3.6 Financial Statements	15
3.7 Broker’s Fees	16
3.8 Absence of Certain Changes or Events	16
3.9 Legal Proceedings	17
3.10 Taxes and Tax Returns	17
3.11 Employee Benefit Matters	18
3.12 Compliance with Applicable Law.	21
3.13 Certain Contracts	22
3.14 Agreements with Regulatory Agencies	24
3.15 Risk Management Instruments	25
3.16 Environmental Liability	25
3.17 Investment Securities and Commodities	26
3.18 Property	26
3.19 Intellectual Property	27

3.20 Related Party Transactions	28
3.21 State Takeover Laws	28
3.22 Silicon Information	28
3.23 Loan Matters	28
3.24 Loan Portfolio	30
3.25 Privacy of Customer Information	31
3.26 Insurance	31
3.27 Reorganization	31
3.28 [Reserved]	31
3.29 Investment Advisors	31
3.30 Books and Records	31
3.31 Indemnification	31
3.32 Management Unit Agreements	32
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BORON
4.1 Corporate Organization	32
4.2 Capitalization	32
4.3 Authority; No Violation	33
4.4 Consents and Approvals	34
4.5 Reports	34
4.6 Financial Statements	35
4.7 Broker’s Fees	36
4.8 Absence of Certain Changes or Events	36
4.9 Legal Proceedings	36
4.10 Compliance with Applicable Law	37
4.11 Agreements with Regulatory Agencies	38
4.12 Available Funds	38
4.13 Reorganization	38
4.14 Opinion of Financial Advisor	39
4.15 Boron Information	39
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1 Conduct of Business Prior to the Effective Time	39
5.2 Silicon Forbearances	39
5.3 Holdings Forbearances	42
5.4 Boron Forbearances	43

ARTICLE VI ADDITIONAL AGREEMENTS
6.1 Regulatory Matters; Third Party Consents	43
6.2 Access to Information	45
6.3 Boron Shareholder Approval; Proxy Statement.	46
6.4 Employee Benefit Plans	46
6.5 Indemnification; Directors’ and Officers’ Insurance	48
6.6 Additional Agreements	50
6.7 Advice of Changes	50
6.8 Public Announcements	50
6.9 Takeover Statutes	51
6.10 No Solicitation of Alternative Transactions	51
6.11 NASDAQ Listing	51
6.12 Termination of Affiliate Arrangements	51
6.13 Rule 144	52
6.14 Resignations	52
6.15 Registration Rights	52
6.16 280G Vote	52
ARTICLE VII CONDITIONS PRECEDENT
7.1 Conditions to Each Party’s Obligation to Effect the Merger	53
7.2 Conditions to Obligations of Boron	53
7.3 Conditions to Obligations of Holdings and Silicon	54
ARTICLE VIII TERMINATION AND AMENDMENT
8.1 Termination	55
8.2 Effect of Termination	56
8.3 Amendment	57
8.4 Extension; Waiver	57
ARTICLE IX GENERAL PROVISIONS
9.1 Closing	57
9.2 Nonsurvival of Representations, Warranties and Agreements	57
9.3 Expenses	57
9.4 Notices	58
9.5 Interpretation; Definitions	59

9.6 Disclosure Schedule	69
9.7 Counterparts	69
9.8 Entire Agreement	69
9.9 Governing Law; Jurisdiction.	69
9.10 Waiver of Jury Trial	69
9.11 Assignment; Third Party Beneficiaries	70
9.12 Specific Performance	70
9.13 Delivery by Facsimile or Electronic Transmission	70

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 5, 2014 (this “Agreement”), by and among SKBHC Holdings LLC, a Delaware limited liability company (“Holdings”), Starbuck Bancshares, Inc., a Minnesota corporation (“Silicon”), and Banner Corporation, a Washington corporation (“Boron”).

W I T N E S S E T H:

WHEREAS, promptly following the execution of this Agreement, Boron shall form a new wholly owned subsidiary (“Merger Sub”) as a Washington limited liability company, and Boron shall cause Merger Sub to, and Merger Sub shall, sign a joinder agreement to this Agreement and be bound hereunder;

WHEREAS, the Boards of Directors of Holdings, Silicon, Boron and Merger Sub have each (or in the case of Merger Sub, will have) determined that it is in the best interests of their respective companies and their shareholders and members, as applicable, to consummate the strategic business combination transaction provided for herein, pursuant to which Silicon will, subject to the terms and conditions set forth herein, merge with and into Merger Sub (the “Merger”), with Merger Sub as the Surviving Company (hereinafter sometimes referred to in such capacity as the “Surviving Company”) in the Merger;

WHEREAS, the Board of Directors of Holdings has determined that it is in the best interest of Holdings and its members to effect, at or immediately following the Effective Time, the Distribution;

WHEREAS, as a condition and inducement to Boron’s willingness to enter into this Agreement, Holdings, as the sole stockholder of Silicon, will be requested to execute and deliver to Silicon, following the approval and adoption of this Agreement by the Board of Directors of Silicon and immediately following the execution and delivery of this Agreement, a written consent irrevocably approving the Merger and the transactions contemplated hereby (such consent of Holdings in the form of Exhibit A, the “Holdings Consent”);

WHEREAS, concurrently with the execution of this Agreement, Boron, Silicon and each of the Major Silicon Members have executed an Investor Letter Agreement;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to Boron’s willingness to enter into this Agreement, Boron has entered into a consulting agreement with Mr. Scott Kisting; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

Article I

THE MERGER

1.1              The Merger.

(a)                Subject to the terms and conditions of this Agreement, in accordance with the Minnesota Business Corporation Act (the “MBCA”) and the Washington Limited Liability Company Act (the “WLLCA”), at the Effective Time, Silicon shall merge with and into Merger Sub. Merger Sub shall be the Surviving Company in the Merger, and shall continue its existence as a limited liability company under the Laws of the State of Washington. Upon consummation of the Merger, the separate corporate existence of Silicon shall terminate.

(b)               Subject to the consent of Silicon, which consent shall not be unreasonably withheld or delayed, Boron may at any time change the method of effecting the combination of Silicon and Boron if and to the extent that Boron deems such change to be desirable; provided that no such change shall (i) alter or change the amount, kind or allocation of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the holders of Holdings Common Interests or Holdings Management Units (each, a “Silicon Holder” and collectively, the “Silicon Holders”) as a result of receiving their portion of the Merger Consideration or the Tax treatment of any of the parties pursuant to this Agreement, (iii) materially impede or delay the receipt of any consents or approvals of or complete any filings or registrations with any Regulatory Agency or Governmental Entity in connection with the transactions contemplated by this Agreement or (iv) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2              Effective Time. The Merger shall become effective as set forth in the articles of merger to be filed with the Secretary of State of the State of Minnesota (the “Minnesota Secretary”) and the Secretary of State of the State of Washington (the “Washington Secretary”) on the Closing Date (collectively, the “Articles of Merger”). The term “Effective Time” shall be the date and time when the Merger becomes effective as designated in the Articles of Merger.

1.3              Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MBCA and the WLLCA.

1.4              Conversion of Silicon Common Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of Holdings, Silicon, Boron, Merger Sub or the holder of any of the following securities:

(a)                All of the shares of Silicon Common Stock that are issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) shall be converted into the right to receive, in the aggregate, (i) an amount of cash equal to the Cash Consideration Amount and (ii) a number of shares of Boron Common Stock and Boron Non-Voting Common Stock determined as set forth below in this Section 1.4(a) (the consideration referred to in clauses (i) and (ii) being collectively referred to as the “Merger Consideration”). The number of shares of Boron Common Stock to be included in the Merger Consideration will be 13.23 million shares minus the number of shares of Boron Common Stock issuable on full conversion of the Boron Non-Voting Common Stock to be included in the Merger Consideration. The number of shares of Boron Non-Voting Common Stock to be included in the Merger Consideration will be the number of shares (which shall in no event exceed 3,000,000 shares) necessary for Holdings to have available to distribute in the Distribution (in lieu of an equal number of shares of Boron Common Stock) to the Silicon Holders specified in Section 1.4(a) of the Silicon Disclosure Schedule so that, immediately following the Distribution, such Silicon Holders and their Affiliates (disregarding for this purpose the proviso in the definition of “Affiliates”) would collectively own, in the aggregate, no more than 4.9% of the outstanding Boron Common Stock (calculated in accordance with the applicable regulations, interpretations and guidance of the Federal Reserve Board). Holdings shall specify such number of shares of Boron Non-Voting Common Stock in a notice delivered to Boron not less than three (3) Business Days prior to the expected Closing.

(b)               At the Effective Time, all shares of Silicon Common Stock that are owned, directly or indirectly, by Silicon or any of its wholly owned Subsidiaries (the “Cancelled Shares”) shall be cancelled and shall cease to exist and no Boron Common Stock or other consideration shall be delivered in exchange therefor.

(c)                All of the shares of Silicon Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and shall thereafter represent only the right to receive, in the aggregate, the Merger Consideration which the Silicon Common Stock have been converted into the right to receive pursuant to this Section 1.4, without any interest thereon.

(d)               At or prior to the Effective Time, Silicon, the Board of Directors of Silicon and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are reasonably necessary to ensure that, notwithstanding anything to the contrary, following the Effective Time, no service provider of Silicon and its Subsidiaries shall have any right to acquire any securities of Silicon, Boron or any Subsidiary thereof or to receive any payment, right or benefit (other than any payment by Holdings of a portion of the Merger Consideration) with respect to any award previously granted in respect of securities of Silicon.

1.5              Merger Sub Interests. At and after the Effective Time, each limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding limited liability company interest of Merger Sub as the surviving company in the Merger and shall not be affected by the Merger.

1.6              Limited Liability Company Agreement of Merger Sub. The limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the limited liability company agreement of Merger Sub as the surviving company of the Merger until amended in accordance with applicable Law.

1.7              Directors and Officers.

(a)                At and immediately after the Effective Time, the directors and officers of Merger Sub shall consist of the officers of Merger Sub in office immediately prior to the Effective Time, in each case until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

(b)               At or prior to the Effective Time, Boron’s Board of Directors shall take all appropriate action to increase the number of directors by five (5), it being understood that (i) three (3) of such vacancies shall be reserved for one (1) representative of each of the Major Silicon Members, in each case appointed in accordance with the terms and conditions of such Major Silicon Member’s Investor Letter Agreement, and (ii) two (2) of such vacancies shall be reserved for independent directors who are currently members of Holdings’ Board of Directors or such other persons as the Board of Directors of Holdings may identify, the identity of such persons to be mutually agreed by the Board of Directors of Holdings and the Board of Directors of Boron. Each of the foregoing directors shall serve commencing as of the Effective Time and thereafter until his or her successor has been duly elected or appointed and qualified, or his or her earlier death, resignation or removal.

(c)                At or prior to the Effective Time, to the extent consistent with applicable regulatory commitments and conditions, Boron’s Board of Directors shall take all appropriate action to cause the Corporate Governance / Nominating Committee of Boron (the “Corporate Governance Committee”) to consist of not less than three (3) members of Boron’s Board of Directors, it being understood that the Corporate Governance Committee shall include members who are independent directors on each of Boron’s Board of Directors and Holdings’ Board of Directors, in each case as of the date hereof, and that the number of such members from Boron’s Board of Directors shall exceed by one (1) the number of such members from Holding’s Board of Directors.

(d)               At or prior to the Effective Time, to the extent consistent with applicable regulatory commitments and conditions, Boron’s Board of Directors shall take all appropriate action to cause the Executive Committee of Boron’s Board of Directors (the “Executive Committee”) to include two (2) of the directors appointed by Holdings to Boron’s Board of Directors pursuant to Section 1.7(b) that are independent directors, such two (2) individuals to be designated by a majority of the members of the Corporate Governance Committee formed pursuant to Section 1.7(c).

1.8              Bank Merger.

(a)                On the Closing Date and immediately following the Merger, AmericanWest Bank, a Washington state-chartered bank and a wholly owned Subsidiary of Silicon (“Silicon Bank”), will merge (the “Bank Merger”) with and into Banner Bank, a Washington state-chartered bank and a wholly owned Subsidiary of Boron (“Boron Bank”); provided that without limiting any of the obligations of Boron or Silicon set forth herein with respect to the Bank Merger or any of the conditions set forth in Section 7.1, 7.2 or 7.3 relating to the Bank Merger, if the parties agree that operational issues relating to the Bank Merger would preclude the ability of the parties to consummate the Bank Merger simultaneously with the Merger, Boron and Silicon shall act reasonably and in good faith to mutually determine whether to proceed with the Merger prior to the Bank Merger. Boron Bank shall be the surviving entity in the Bank Merger (the “Surviving Bank”) and shall continue its corporate existence under the name Boron Bank and, following the Bank Merger, the separate corporate existence of Silicon Bank shall cease.

(b)               The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in a form to be specified by Boron and reasonably acceptable to Holdings and Silicon (the “Bank Merger Agreement”). In order to obtain the necessary state and federal regulatory approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications with any Governmental Entity for regulatory approval of the Bank Merger: (i) Silicon shall cause Silicon Bank to adopt the Bank Merger Agreement, Silicon, as the sole shareholder of Silicon Bank, shall approve the Bank Merger Agreement, and Silicon shall cause the Bank Merger Agreement to be duly executed by Silicon Bank and delivered to Boron Bank and (ii) Boron shall cause Boron Bank to adopt the Bank Merger Agreement, Boron, as the sole shareholder of Boron Bank, shall approve the Bank Merger Agreement and Boron shall cause the Bank Merger Agreement to be duly executed by Boron Bank and delivered to Silicon Bank. Silicon shall cause Silicon Bank, and Boron shall cause Boron Bank, to execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) at the appropriate time as determined pursuant to the first sentence of Section 1.8. The time that the Bank Merger occurs becomes effective pursuant to the foregoing sentence shall be the “Bank Merger Effective Time”).

(c)                The directors of the Surviving Bank shall, from and after the Bank Merger Effective Time consist of the members of the Boron Board of Directors at such time, in each case, until their successors shall have been duly elected or appointed and qualified, or their earlier death, resignation or removal. The Surviving Bank shall, prior to the Effective Time, amend clauses (iv) and (v) of Article III, Section 4 of its bylaws to provide that the restrictions set forth therein shall only apply to banks (and holding companies thereof) that conduct business that is competitive with that of Boron Bank in the geographic areas in which Boron Bank operates.

1.9              Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.10          Headquarters of Boron; Name. From and after the Effective Time until changed by action of the Board of Directors of Boron, (i) the name of Boron shall be “Banner Corporation”, (ii) the location of the headquarters of Boron shall be Walla Walla, Washington and (iii) the location of the principal executive offices of Boron shall be Bellevue, Washington. From and after the Bank Merger Effective Time until changed by action of the Board of

Directors of the Surviving Bank, (i) the name of the Surviving Bank shall be “Banner Bank” and (ii) the headquarters of the Surviving Bank shall be Walla Walla, Washington.

Article II

CONSIDERATION

2.1              Delivery of Merger Consideration to Holdings.

(a)                At the Closing, Boron shall deliver, or shall cause to be delivered, to, or as directed by, Holdings, as the sole stockholder of Silicon, (i) the shares of Boron Common Stock and Boron Non-Voting Common Stock included in the Merger Consideration and (ii) an amount of cash equal to the Cash Consideration Amount by wire transfer of immediately available funds to an account of Holdings designated in writing by Holdings to Boron at least five (5) Business Days in advance of the Closing.

(b)               Boron shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to Holdings such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Boron and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to Holdings.

(c)                After the Effective Time, there shall be no transfers on the books of Silicon of Silicon Common Stock that was issued and outstanding immediately prior to the Effective Time.

2.2              Distribution of Merger Consideration to Silicon Holders.

(a)                Holdings shall take all appropriate action to distribute the Merger Consideration (net of any necessary deductions) to the Silicon Holders at or immediately following the Effective Time in accordance with the terms of the Holdings LLC Agreement (such distribution, the “Distribution”).

(b)               All shares of Boron Common Stock and Boron Non-Voting Common Stock received by Holdings or any Silicon Holder as a result of the Merger, the Distribution or the other transactions contemplated hereby shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to any uncertificated shares) referencing restrictions on transfer of such shares of Boron Common Stock or Boron Non-Voting Common Stock under the Securities Act which legend shall state in substance:

“The securities evidenced by this certificate have been issued and sold without registration under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state of the United States (a “State Act”) in reliance upon certain exemptions from registration under said acts. The securities evidenced by this certificate cannot be sold, assigned or otherwise transferred within the United States unless such sale, assignment or other transfer is (i) made pursuant to an effective registration statement under the Securities Act and in accordance with each applicable State Act or (ii) exempt from, or not subject to, the Securities Act and each applicable State Act.”

(c)                Notwithstanding Section 2.2(b), the holder of any Certificate(s) for such shares of Boron Common Stock or Boron Non-Voting Common Stock shall be entitled to receive from Boron new Certificates for a like number of shares not bearing such legend (or the elimination or termination of such notations or arrangements) upon the request of such holder at (i) such time as such restrictions are no longer applicable, and (ii) if required by Boron, delivery of an opinion of counsel to such holder, which opinion is reasonably satisfactory in form and substance to Boron, to the effect that the restriction referenced in such legend (or such notations or arrangements) is no longer required in order to ensure compliance with the Securities Act (or any applicable state securities law).

Article III

REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND SILICON

Except as Previously Disclosed by Silicon, Holdings and Silicon hereby represent and warrant to Boron as follows:

3.1              Corporate Organization.

(a)                Holdings is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is a bank holding company duly registered under the BHC Act. Holdings has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Holdings is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Holdings. True and complete copies of the Organizational Documents of Holdings, as amended through the date hereof have previously been Made Available by Holdings to Boron. The Organizational Documents of Holdings are in full force and effect and Holdings is not in violation of any of their provisions.

(b)               Silicon is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota, and is a bank holding company duly registered under the BHC Act. Silicon has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Silicon is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Silicon. True and complete copies of the Organizational Documents of Silicon, as amended through the date hereof have previously been Made Available by Silicon to Boron. The Organizational Documents of Silicon are in full force and effect and Silicon is not in violation of any of their provisions.

(c)                Each Silicon Subsidiary (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Silicon and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Silicon Subsidiary to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Silicon that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(c) of the Silicon Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Silicon and any joint ventures, partnerships or similar arrangements in which Silicon or its Subsidiaries has a limited liability, partnership or other equity interest (and the amount and percentage of any such interest). True and complete copies of the Organizational Documents of each Silicon Subsidiary, as amended through the date hereof, have previously been Made Available by Silicon to Boron. All such Organizational Documents are in full force and effect and Silicon and its Subsidiaries are not in violation of any of their provisions.

3.2              Capitalization.

(a)                As of the date of this Agreement, the authorized equity interests of Silicon consist of Silicon Common Stock. As of immediately prior to the Effective Time, the authorized equity interests of Silicon issued and outstanding will consist only of Silicon Common Stock. As of the date of this Agreement, Silicon has no equity interests issued and outstanding, other than 100 shares of Silicon Common Stock. All of the issued and outstanding shares of Silicon Common Stock have been duly authorized and validly issued and are fully paid (to the extent required under the Silicon Organizational Documents), nonassessable (except as such nonassessability may be affected by the Silicon Organizational Documents) and free of preemptive rights, with no personal Liability attaching to the ownership thereof. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued shares of Silicon Common Stock or other securities of Silicon, or otherwise obligating Silicon to issue, transfer, sell, purchase, redeem or otherwise acquire, any such shares of Silicon Common Stock or other securities. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which holders of shares of Silicon Common Stock may vote and there are no contractual obligations of Silicon or its Subsidiaries pursuant to which Silicon or its Subsidiaries is or could be required to register any of the equity interests or other equity ownership interests of Silicon or its Subsidiaries or any other securities under the Securities Act. Holdings owns all of the issued and outstanding shares of Silicon Common Stock, free and clear of any Liens. Holdings does not engage in any activities other than holding all of the issued and outstanding shares of Silicon Common Stock. Holdings does not own any assets or rights used in the business of Silicon and its Subsidiaries.

(b)               Silicon owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal Liability attaching to the ownership thereof. No Silicon Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)                Section 3.2(c)(i) of the Silicon Disclosure Schedule lists the name and mailing address of each Silicon Holder. Holdings has received completed and executed accredited investor questionnaires in the form set forth on Section 3.2(c)(ii) of the Silicon Disclosure Schedules from each Silicon Holder and has furnished to Boron true and complete copies thereof.

(d)               Immediately following the Distribution, the shares of Boron Common Stock and Boron Non-Voting Common Stock included in the Merger Consideration will be held by each Silicon Holder as set forth in Section 3.2(d) of the Silicon Disclosure Schedule.

3.3              Authority; No Violation.

(a)                Each of Holdings and Silicon has full corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the approval of the Bank Merger Agreement by the Board of Directors of Silicon Bank. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Distribution, have been duly and validly approved by the Board of Directors of Holdings and Silicon, as applicable, subject, in the case of the Merger, to the delivery of the Holdings Consent. No approval of the Silicon Holders is required under Holdings’ Organizational Documents or the DLLCA in order for Holdings to duly and validly approve this Agreement and the transactions contemplated by this Agreement, including the Merger and the Distribution,. Holdings, as the sole stockholder of Silicon, will have approved this Agreement and the transactions contemplated by this Agreement upon delivery of the Holdings Consent. Except for the Holdings Consent, no other corporate or limited liability company proceedings on the part of Holdings or Silicon, as applicable, are necessary to approve this Agreement or to consummate the transactions contemplated hereby (including the Merger and the Distribution). This Agreement has been duly and validly executed and delivered by each of Holdings and Silicon and (assuming due authorization, execution and delivery by Boron) constitutes a valid and binding obligation of each of Holdings and Silicon, enforceable against each of Holdings and Silicon in accordance with its terms, except as may be limited by the Enforceability Exceptions.

(b)               Neither the execution and delivery of this Agreement or the Bank Merger Agreement by Holdings or Silicon nor the consummation by Holdings or Silicon of the transactions contemplated hereby, nor compliance by Holdings or Silicon with any of the terms or provisions hereof, will (i) violate any provision of Holdings’ Organizational Documents or Silicon’s Organizational Documents, as applicable or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any Law applicable to Holdings or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Holdings or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Holdings or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii)(y) above) for such violations, conflicts, breaches or defaults which, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Holdings. Without limitation of the foregoing, the Distribution will comply all respects with applicable Law, Holdings’ Organizational Documents and any Contracts with any Silicon Holder.

3.4              Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with NASDAQ, (ii) the filing of any required applications, filings and notices, as applicable, with (1) the Federal Reserve Board under the BHC Act and (2) the FDIC under the Bank Merger Act, and approval of the foregoing applications, filings and notices, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Washington pursuant to the WLLCA, (iv) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota pursuant to the MBCA, (v) the filing of the Bank Merger Certificates, (vi) the approval by the Director of the WDFI, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of Boron Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Holdings and Silicon of this Agreement or (B) the consummation by Holdings, Silicon and Silicon Bank of the Merger, the Distribution, the Bank Merger and the other transactions contemplated hereby.

3.5              Reports. Silicon and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 20, 2010 with any state or federal or foreign regulatory authority with jurisdiction over Silicon or its Subsidiaries, including (i) the WDFI, (ii) the MDC, (iii) any other state regulatory authority, (iv) the FDIC, (v) the SEC, (vi) the Federal Reserve Board, (vii) the CFPB, and (viii) any SRO (collectively, “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Silicon and its Subsidiaries, no Regulatory Agency has initiated or has pending any Proceeding or, to the Knowledge of Silicon, investigation into the business or operations of Holdings or any of its Subsidiaries since December 20, 2010. There (x) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Silicon or any of its Subsidiaries and (y) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Silicon or any of its Subsidiaries since December 20, 2010.

3.6              Financial Statements.

(a)                Holdings has previously Made Available to Boron accurate and complete copies of (a) (i) Holdings’ audited consolidated balance sheet as of December 31, 2013, 2012, and 2011 and (ii) the related audited consolidated statements of income, equity and cash flows for the fiscal years ended December 31, 2013, 2012 and 2011 ((i) and (ii), the “Silicon Audited Financial Statements”) and (b) (i) Holdings’ unaudited consolidated balance sheet as of September 30, 2014 and the related (ii) unaudited consolidated statements of income, equity and cash flows for the nine (9) months ended September 30, 2014 ((i) and (ii), the “Silicon Unaudited Financial Statements” and collectively with the Silicon Audited Financial Statements, the “Silicon Financial Statements”). The Silicon Financial Statements (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Holdings and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Holdings and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount) and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The Silicon Unaudited Financial Statements have been prepared in a manner consistent with the methodologies, assumptions, policies and practices used in the preparation of the Silicon Audited Financial Statements for the year ended December 31, 2013 or as of December 31, 2013, as applicable. The books and records of Holdings and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Moss Adams LLP has not resigned (or informed Holdings that it intends to resign) or been dismissed as independent public accountants of Holdings as a result of or in connection with any disagreements with Holdings on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)               Neither Holdings nor any of its Subsidiaries have any material Liability except for Liabilities (i) to the extent reflected or reserved against on the consolidated balance sheet of Holdings as of September 30, 2014 (including any notes thereto) included in the Silicon Financial Statements, (ii) incurred in the ordinary course of business consistent with past practice since September 30, 2014, (iii) incurred in connection with this Agreement and the transactions contemplated hereby or (iv) incurred pursuant to obligations arising under Silicon Contracts, other than arising out of or resulting from a breach or default under such Silicon Contracts. None of Holdings or any of its Subsidiaries is a party to any material “off-balance sheet arrangements” as defined in Item 303(a)(4) of Regulation S-K.

(c)                The records, systems, controls, data and information of Holdings and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Holdings or its Subsidiaries or accountants (including all means of access thereto and therefrom) except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Holdings’ system of internal controls over financial reporting. Holdings (x) has implemented and maintains disclosure controls and procedures (in accordance with the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”)) to ensure that material information relating to Holdings, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Holdings by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Holdings’ outside auditors and the audit committee of Holdings’ Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (in accordance with FDICIA) which are reasonably likely to adversely affect Holdings’ ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Holdings’ internal controls over financial reporting. These disclosures were made in writing by management to Holdings’ auditors and audit committee and a copy has previously been Made Available to Boron.

(d)               Since December 20, 2010, (i) neither Holdings nor any of its Subsidiaries, nor, to the Knowledge of Silicon, any director, officer, auditor, accountant or representative of Holdings or any of its Subsidiaries, have received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Holdings or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Holdings or any of its Subsidiaries has engaged in questionable accounting or auditing practices, procedures, or methodologies (including with respect to loan loss and other reserves, write-downs, charge-offs and accruals), and (ii) to the Knowledge of Silicon, no attorney representing Holdings or any of its Subsidiaries, whether or not employed by Holdings or any of its Subsidiaries, has reported evidence of a material violation of applicable securities Laws, breach of fiduciary duty or similar violation by Holdings or any of its officers, directors, employees or agents to the Board of Directors of Holdings, Silicon or Silicon Bank or any committee thereof or to any director or officer of Holdings, Silicon or Silicon Bank.

3.7              Broker’s Fees. With the exception of the engagement of Jefferies LLC, neither Holdings nor any of its Subsidiaries nor any of their respective officers or directors have employed any broker, finder or financial advisor or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or other transactions contemplated by this Agreement. Holdings has Made Available to Boron a true, correct and complete copy of any engagement letter or other Contract between Holdings and Jefferies LLC relating to the Merger and the other transactions contemplated by this Agreement.

3.8              Absence of Certain Changes or Events.

(a)                Since December 31, 2013, no fact, change, event, occurrence, condition or development has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Silicon.

(b)               Since December 31, 2013 through the date hereof, (i) Silicon and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice, and (ii) neither Silicon nor its Subsidiaries has taken any action that would if taken after the date of this Agreement require Boron’s consent pursuant to Section 5.2.

3.9              Legal Proceedings.

(a)                Neither Silicon nor any of its Subsidiaries is a party to any, and there are no pending or, to Silicon’s Knowledge, threatened, material Proceedings against Silicon or any of its Subsidiaries or any of their current or former directors or executive officers relating to their service as such (whether or not such Proceedings are currently being tolled).

(b)               There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Silicon, any of its Subsidiaries or the assets of Silicon or any of its Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to Boron or any of its Subsidiaries).

3.10          Taxes and Tax Returns.

(a)                Each of Silicon and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Silicon nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Silicon and its Subsidiaries (whether or not shown as due on any Tax Returns) have been fully and timely paid. Each of Silicon and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. The federal income Tax Returns of Silicon and its Subsidiaries for all years to and including 2010 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. Neither Silicon nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Silicon and its Subsidiaries or the assets of Silicon and its Subsidiaries. Silicon has Made Available to Boron true and complete copies of any private letter ruling requests, opinions, closing agreements or gain recognition agreements with respect to Taxes requested or executed since December 20, 2010. Neither Silicon nor any of its Subsidiaries is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Silicon and its Subsidiaries, or any such agreement entered into in the ordinary course of business and that does not relate primarily to Taxes). Neither Silicon nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Silicon) or (B) has any material Liability for the Taxes of any Person (other than Silicon or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable state, local or foreign Law), as a transferee or successor, by Contract or otherwise. Neither Silicon nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Silicon nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). At no time during the past five (5) years has Silicon been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Holdings is, and since the date of its formation has been, treated as either a partnership or an entity disregarded as separate from its owner, in each case pursuant to Treasury Regulations Section 301.7701-3 (and any similar provision of state or local Law).

3.11          Employee Benefit Matters.

(a)                Section 3.11(a) of the Silicon Disclosure Schedule lists all material Silicon Benefit Plans. For purposes of this Agreement, “Silicon Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all bonus, equity option, equity purchase, restricted equity, incentive, deferred compensation, welfare, retiree welfare, retirement supplemental retirement, termination, severance, retention, change-in-control, employment or other benefit plans, programs, contracts, agreements or arrangements to or with respect to which Silicon or any Subsidiary or any trade or business of Silicon or any of its Subsidiaries, whether or not incorporated, all of which together with Silicon would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Silicon ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Silicon or any of its Subsidiaries or any of their respective Silicon ERISA Affiliates, in each case for the benefit of any current or former employee, officer, director or independent contractor of Silicon or any of its Subsidiaries or any of their respective Silicon ERISA Affiliates, but excluding any Multiemployer Plan.

(b)               Silicon has heretofore Made Available to Boron true and complete copies, as applicable, of (i) each material Silicon Benefit Plan or, in the case of any material unwritten Silicon Benefit Plan, a description of the material terms thereof, (ii) any trust agreements, insurance contracts or documents of any other funding arrangements related to any such Silicon Benefit Plan, and such copies are true, correct and complete as of the date hereof, (iii) the Annual Reports (Form 5500 Series) and accompanying schedules for the each of the last two plan years for any such Silicon Benefit Plan, (iv) the current summary plan description and any modifications thereto for any such Silicon Benefit Plan, (v) the annual financial and/or actuarial reports for each of the last two years for any such Silicon Benefit Plan, (vi) the most recent determination letter from the IRS with respect to any such Silicon Benefit Plan, and (vii) all material correspondences with a Governmental Entity with respect to any such Silicon Benefit Plan.

(c)                Each Silicon Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. No Proceedings with respect to any Silicon Benefit Plan is pending or, to the Knowledge of Silicon, threatened, other than routine claims for benefits incurred in the ordinary course of business, and, to the Knowledge of Silicon, no set of circumstances exists that may give rise to any such Proceedings against the Silicon Benefit Plans, any fiduciaries thereof with respect to their duties to the Silicon Benefit Plans or the assets of any of the trusts under any of the Silicon Benefit Plans. Neither Silicon nor any of its Subsidiaries has taken any corrective action or made any filings under any voluntary correction program of the IRS, Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity with respect to any Silicon Benefit Plan, and, to the Knowledge of Silicon, no circumstances exist that would qualify for such corrective action. None of the Silicon Benefit Plans is under audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity.

(d)               Section 3.11(d) of the Silicon Disclosure Schedule identifies each Silicon Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Silicon Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Silicon Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the Knowledge of Silicon, there are no existing circumstances and, no events have occurred that could adversely affect the qualified status of any Silicon Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Silicon Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)                Each Silicon Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)                None of Silicon and its Subsidiaries nor any of their respective Silicon ERISA Affiliates has ever maintained, sponsored, contributed to or been obligated to contribute to (i) any plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code , (ii) any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), (iii) any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”) or (iv) any plan that provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Section 4980B of the Code). None of Silicon and its Subsidiaries nor any of their respective Silicon ERISA Affiliates has incurred, nor do any circumstances exist that could result in, any liability (A) under Title IV or Section 302 of ERISA, (B) under Sections 412, 430 or 4971 of the Code, (C) as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan, (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (E) under corresponding or similar provisions of foreign laws.

(g)               All material contributions required to be made to any Silicon Benefit Plan under applicable Law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Silicon Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Silicon in accordance with GAAP.

(h)               None of Silicon and its Subsidiaries nor any of their respective ERISA Affiliates nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that could subject any of the Silicon Benefit Plans or their related trusts, Silicon, any of its Subsidiaries, any of their respective ERISA Affiliates or any person that Silicon or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(i)                 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director or other service provider of Silicon or any of its Subsidiaries, or result in any limitation on the right of Silicon or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Silicon Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Silicon or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither Silicon nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Silicon or any of its affiliates to establish or make any contribution to a rabbi trust, tax equalization or similar funding vehicle. No Silicon Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(j)                 Since December 20, 2010, there has been no pending or, to the Knowledge of Silicon, threatened material labor grievances or material unfair labor practice claims or charges against Silicon or any of its Subsidiaries, or any strikes or other material labor disputes against Silicon or any of its Subsidiaries. As of the date hereof, neither Silicon nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Silicon or any of its Subsidiaries and, to the Knowledge of Silicon, there are no organizing efforts by any union or other group seeking to represent any employees of Silicon or any of its Subsidiaries.

(k)               Silicon and its Subsidiaries have complied in all material respects with all applicable Laws regarding (i) employment, including employment practices, employee classification, labor relations, health and safety, wages, hours and terms and conditions of employment and fair labor standards, and (ii) the payment and withholding of Taxes and other amounts in respect of their employment of current and former employees, officers, directors or other service providers of Silicon and its Subsidiaries, and none of Silicon or any of its Subsidiaries is liable for arrears of wages, taxes, penalties or other sums for failure to comply with such applicable Laws.

(l)                 No Silicon Benefit Plan provides compensation or benefits to any current or former director, officer, employee or other individual service provider primarily based outside the United States.

3.12          Compliance with Applicable Law.

(a)                Silicon and each of its Subsidiaries hold, and have at all times since December 20, 2010, held, all material licenses, franchises, permits and authorizations (“Permits”) necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and, to the Knowledge of Silicon, no suspension or cancellation of any such Permit is threatened. Since December 20, 2010, Silicon and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable Law relating to Silicon or any of its Subsidiaries, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the CRA, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

(b)               Without limitation of the foregoing, since December 20, 2010, none of Silicon, or its Subsidiaries, or any director, officer, employee, agent or other Person acting on behalf of Silicon or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Silicon or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Silicon or any of its Subsidiaries; (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law; (iv) established or maintained any unlawful fund of monies or other assets of Silicon or any of its Subsidiaries; (v) made any fraudulent entry on the books or records of Silicon or any of its Subsidiaries; (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Silicon or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Silicon or any of its Subsidiaries or (vii) to the Knowledge of Silicon, is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(c)                Since December 20, 2010, Silicon and each of its Subsidiaries has properly administered all accounts for which Silicon or any of its Subsidiaries acts as a fiduciary, including accounts for which Silicon or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects, and none of Silicon or any of its Subsidiaries has received written notice of any failure to properly administer any accounts for which it acts as a fiduciary. Since December 20, 2010, none of Silicon or any of its Subsidiaries, or any director, officer, or employee of Silicon or its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(d)               As of December 31, 2013, Silicon and each insured depositary Subsidiary of Silicon is “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary federal bank regulator). Each insured depositary Subsidiary of Silicon has received a CRA rating of not less than “satisfactory” in its most recently completed evaluation, has received no material criticism from regulators with respect to discriminatory lending practices, and Silicon has no Knowledge of (i) any conditions, facts or circumstances that could reasonably be expected to result in a CRA rating of less than “satisfactory” or (ii) material criticism of Silicon or its Subsidiaries from regulators with respect to discriminatory lending practices.

3.13          Certain Contracts.

(a)                Except as set forth in Section 3.13(a) of the Silicon Disclosure Schedule, as of the date hereof, neither Silicon nor any of its Subsidiaries is a party to or bound by any Contract:

(i)                 with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice;

(ii)               which, upon the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement will result in any payment (whether of severance pay or otherwise) becoming due from Boron, Silicon, or any of their respective Subsidiaries to any officer or employee thereof;

(iii)             that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(iv)             that contains a non-compete or client or customer non-solicit requirement that restricts the conduct of Silicon or any of its Subsidiaries or following the Closing will restrict the conduct of Boron or any of its Subsidiaries;

(v)               that obligates Silicon or its Subsidiaries, or following the Closing, Boron or any of its Subsidiaries, to conduct business with any third party on a preferential or exclusive basis or which contains “most favored nation” or similar covenants (other than any such Contracts that will not obligate Boron or any of its Subsidiaries following the Closing (other than Silicon and its Subsidiaries) or which are terminable by Silicon or any of its Subsidiaries on sixty (60) days or less notice without any material required payment or other material conditions, other than the condition of notice);

(vi)             with or to a labor union or guild (including any collective bargaining agreement);

(vii)           that relates to the incurrence of indebtedness by Silicon or any of its Subsidiaries in the principal amount of $10,000,000 or more, including any sale and leaseback transactions, capitalized leases and other similar financing transactions;

(viii)         that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Silicon or its Subsidiaries;

(ix)             that relates to the acquisition or disposition of any assets or business with a book value or purchase price in excess of $5,000,000 (whether by merger, sale of stock, sale of assets or otherwise), excluding the acquisition or disposition of loans (which, for the avoidance of doubt, are addressed solely in Section 3.13(a)(x));

(x)               that relates to the acquisition or disposition of any loan with a book value or purchase price in excess of $10,000,000, which acquisition or disposition is pending or is otherwise not reflected on the Silicon Unaudited Financial Statements;

(xi)             that is a Contract with Ginnie Mae, HUD, the USDA, the VA or any other federal or state Governmental Entity that insures or guarantees residential mortgage Loans and/or residential mortgage backed securities (each a “Governmental Insurer”);

(xii)           with respect to the performance by Silicon or its Subsidiaries of Loan servicing with any outstanding obligations that are material to Silicon and its Subsidiaries (the “Servicing Agreements”);

(xiii)         that obligates Silicon or any of its Subsidiaries to indemnify or hold harmless any director or executive officer of Silicon or any of its Subsidiaries (other than the organizational documents of Silicon or its Subsidiaries);

(xiv)         that involved the payment of more than $2,000,000 by Silicon and its Subsidiaries in the twelve month period ending September 30, 2014 or that is expected to in the twelve month period ending December 31, 2014 (other than any such Contracts which are terminable by Silicon or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other material conditions, other than the condition of notice);

(xv)           that is a settlement agreement other than (A) releases immaterial in nature or amount entered into in the ordinary course of business with the former employees of Silicon or its Subsidiaries or independent contractors in connection with the routine cessation of such employee’s or independent contractor’s employment or (B) agreements the performance of which does not involve any payment after September 30, 2014 and does not impose any injunctive or other similar restrictions on Silicon or its Subsidiaries;

(xvi)         that (A) grants Silicon or one of its Subsidiaries any right to use any Intellectual Property (other than “shrink-wrap,” “click-wrap” or “web-wrap” licenses in respect of commercially available software), (B) permits any third person to use, enforce or register any Intellectual Property owned by Silicon or its Subsidiaries (other than non-exclusive licenses to end-users or customers in the ordinary course of business) including any license agreements, coexistence agreements and covenants not to use or (C) restricts the right of Silicon or one of its Subsidiaries to use or register any Intellectual Property owned by Silicon or its Subsidiaries; or

(xvii)       that relates to a material joint venture, partnership, limited liability company agreement or other similar agreement or arrangement with any third party, or the formation, creation or operation, management or control of any material partnership or joint venture with any third party.

Each Contract of the type described in this Section 3.13(a), whether or not set forth in the Silicon Disclosure Schedule, is referred to herein as a “Silicon Contract.” Silicon has Made Available to Boron prior to the date of this Agreement a complete and correct copy of each Silicon Contract, including all amendments, modifications and supplements thereto as in effect on the date of this Agreement.

(b)               Each Silicon Contract is in full force and effect and is valid and binding on Silicon or one of its Subsidiaries, as applicable, and to Silicon’s Knowledge the other parties thereto, enforceable against Silicon and its Subsidiaries and, to Silicon’s Knowledge, the other parties thereto in accordance with its terms, except as may be limited by the Enforceability Exceptions. Neither Silicon nor any of its Subsidiaries is, nor, to Silicon’s Knowledge, is any other party, in breach, default or violation (and no event has occurred or not occurred through Silicon’s or any of its Subsidiaries’ action or inaction or, to Silicon’s Knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Silicon Contract. There are no disputes pending or, to Silicon’s Knowledge, threatened with respect to any Silicon Contract and neither Silicon nor any of its Subsidiaries has received any written notice of the intention of any other party to a Silicon Contract to terminate for default, convenience or otherwise any Silicon Contract, nor to Silicon’s Knowledge, is any such party threatening to do so.

3.14          Agreements with Regulatory Agencies.

(a)                Neither Silicon nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since December 20, 2010, a recipient of any supervisory letter from, or since December 20, 2010, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Silicon Disclosure Schedule, a “Silicon Regulatory Agreement”), nor has Silicon or any of its Subsidiaries been advised since December 20, 2010, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Silicon Regulatory Agreement.

(b)               Neither Silicon nor any of its Subsidiaries has been ordered to pay any civil monetary penalty by any Regulatory Agency or other Governmental Entity. Neither Silicon nor any of its Subsidiaries has been advised by any Regulatory Agency or other Governmental Entity that it is considering ordering any civil monetary penalty.

3.15          Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions, whether entered into for the account of Silicon, any of its Subsidiaries or for the account of a customer of Silicon or one of its Subsidiaries, were entered into in the ordinary course of business and, in all material respects, in accordance with applicable rules, regulations and policies of any Regulatory Agency with competent jurisdiction and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Silicon or one of its Subsidiaries enforceable in accordance with their terms except as may be limited by the Enforceability Exceptions, and are in full force and effect, and, to the Knowledge of Silicon, are enforceable against the other parties thereto in accordance with their terms except as may be limited by the Enforceability Exceptions. Silicon and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Silicon’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16          Environmental Liability.

(a)                Except as has not had and would not, individually or in the aggregate, reasonably be expected to be material to Silicon and its Subsidiaries, taken as a whole, (i) Silicon and its Subsidiaries are in compliance with, and since December 20, 2010 have complied with, all applicable Environmental Laws; (ii) there are no Proceedings seeking to impose, or that could reasonably result in the imposition, on Silicon or any of its Subsidiaries of any Liability or obligation arising under any Environmental Law, or to the Knowledge of Silicon, pending or threatened against Silicon or any of its Subsidiaries; (iii) Silicon is not subject to any agreement, order, judgment, decree, by or with any court, governmental authority, regulatory agency or third party imposing any Liability or obligation with respect to Environmental Laws; (iv) to the Knowledge of Silicon, no Hazardous Substance is present at, on, in or under any property currently or formerly owned or leased by Silicon or its Subsidiaries that could reasonably result in the imposition, on Silicon or any of its Subsidiaries of any Liability or obligation arising under any applicable Environmental Law; and (v) neither Silicon nor any of its Subsidiaries has assumed by contract, undertaken or provided an indemnity with respect to or otherwise become subject to any Liability of any other Person specifically relating to any Environmental Law or concerning Hazardous Substances.

(b)               Silicon has Made Available to Boron copies of all environmental reports, studies and assessments prepared within the past five (5) years that are in the possession or under the reasonable control of Silicon or its Subsidiaries pertaining to Releases or compliance with, or Liabilities under, Environmental Laws, in each case with respect to Owned Real Property or real property leased pursuant to a Real Property Lease and that individually, or in the aggregate, would reasonably be expected to be material to Silicon and its Subsidiaries, taken as a whole.

3.17          Investment Securities and Commodities.

(a)                Each of Silicon and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien (other than Permitted Encumbrances) except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Silicon or its Subsidiaries. Such securities and commodities are valued on the books of Holdings in accordance with GAAP in all material respects.

(b)               Silicon and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Silicon believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, Silicon has Made Available to Boron the material terms of such policies, practices and procedures.

3.18          Property.

(a)                Silicon or one of its Subsidiaries has good, valid, and marketable title to, or in the case of leased personal property assets, valid leasehold interests in, all material tangible personal property currently used in the operation of the business of Silicon and its Subsidiaries free and clear of any Liens, except Permitted Encumbrances. The material tangible personal property currently used in the operation of the business of Silicon and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b)               Section 3.18(b) of the Silicon Disclosure Schedule sets forth a list of all real properties that are the subject of a Real Property Lease as of the date hereof. Each of the lease agreements for real property to which Silicon or any of its Subsidiaries is bound or which relates to real property operated or utilized by Silicon or any of its Subsidiaries (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, individually, a “Real Property Lease”) are in full force and effect and, to Silicon’s Knowledge, are enforceable against the landlord which is party thereto in accordance with its terms (except as enforcement may be limited by the Enforceability Exceptions), and there are no material defaults or events of default (or any event that with notice or lapse of time or both would become a material default or event of default) on the part of Silicon or any of its Subsidiaries, and to Silicon’s Knowledge, by any other party, under such lease agreements. Silicon’s or its Subsidiaries’ possession and quiet enjoyment of the leased real property under such Real Property Lease has not been disturbed, and to Silicon’s Knowledge, there are no disputes with respect to any such Real Property Lease, except for such disturbances or disputes that, individually or in the aggregate, would not reasonably be expected to be material to Silicon and its Subsidiaries, taken as a whole.

(c)                Section 3.18(c) of the Silicon Disclosure Schedule sets forth a list of all real property owned by Silicon and its Subsidiaries (“Owned Real Property”). Silicon or one of its Subsidiaries has valid and marketable title to the Owned Real Property, including all appurtenances thereto and fixtures thereon, free and clear of any and all Liens except Permitted Encumbrances. There is no purchase right, purchase option, right of first refusal or right of first offer with respect to the Owned Real Property or any portion thereof. There are no pending or, to Silicon’s Knowledge, threatened condemnation proceedings against any Owned Real Property.

3.19          Intellectual Property.

(a)                Section 3.19(a) of the Silicon Disclosure Schedule sets forth, in each case as of the date hereof, an accurate and complete list of all: United States and foreign issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, and Internet domain names owned by Silicon or any of its Subsidiaries (the foregoing being, collectively, the “Silicon Registered Intellectual Property”). No registrations or applications for material Silicon Registered Intellectual Property have expired or been canceled or abandoned except in accordance with the expiration of the term of such rights or in the ordinary course of business. To Silicon’s Knowledge, each item of Silicon Registered Intellectual Property is valid, subsisting and enforceable.

(b)               Except as set forth on Section 3.19(b) of the Silicon Disclosure Schedule, Silicon and its Subsidiaries own all right, title, and interest to, or otherwise have a valid and enforceable right to use all Intellectual Property necessary for or used in the conduct of the business of Silicon and its Subsidiaries as currently conducted, except as would not reasonably be expected to be material to Silicon and its Subsidiaries, taken as a whole. All material Intellectual Property owned by Silicon and its Subsidiaries is owned free and clear of all Liens (except for Permitted Encumbrances).

(c)                The conduct of the business of Silicon and its Subsidiaries as currently conducted does not infringe, violate or constitute misappropriation of any Intellectual Property of any third Person except for such infringements, violations and misappropriations that, individually or in the aggregate, would not reasonably be expected to be material to Silicon and its Subsidiaries, taken as a whole.

(d)               To the Knowledge of Silicon, no third Person is infringing, violating, or misappropriating any material Intellectual Property owned by Silicon or its Subsidiaries. There is no (i) pending claim or (ii) asserted claim in writing (including any “cease and desist” letters and invitations to license) that Silicon or any Subsidiary has infringed, violated or misappropriated, or is infringing or violating any Intellectual Property rights of any third Person, except for such claims that, if adversely determined, would not reasonably be expected to be material to Silicon and its Subsidiaries, taken as a whole.

(e)                Silicon and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of the material Trade Secrets of Silicon and its Subsidiaries and third party confidential information provided to Silicon or any Subsidiary that Silicon or such Subsidiary is obligated to maintain in confidence.

3.20          Related Party Transactions. Except as set forth in Section 3.20 of the Silicon Disclosure Schedule, there are no transactions or series of related transactions, Contracts, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Silicon or any of its Subsidiaries, on the one hand, and Holdings or any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Holdings, Silicon or any of its Subsidiaries or any Silicon Holder (or any of such Person’s immediate family members or Affiliates) on the other hand, except those of a type available to employees of Silicon or its Subsidiaries generally.

3.21          State Takeover Laws. The Board of Directors of Silicon has taken all actions that may be required to render inapplicable to this Agreement and the transactions contemplated hereby any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law (any such Laws, “Takeover Statutes”). No Takeover Statutes will prohibit, restrict or impair the performance of Silicon’s obligations under this Agreement.

3.22          Silicon Information. The information relating to Holdings, Silicon and their respective Subsidiaries which is provided by Holdings, Silicon or their respective representatives for inclusion in any document filed with any Regulatory Agency or Governmental Entity in connection with the transactions contemplated by this Agreement, including the Proxy Statement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.23          Loan Matters.

(a)                Each Silicon Loan originated by Silicon and its Subsidiaries and, to the Knowledge of Silicon, each other Silicon Loan has been solicited and originated and, during the period of time such Silicon Loan was originated, held or serviced by Silicon or its Subsidiaries, was administered and serviced, and the relevant loan files were maintained, in all material respects in accordance with the relevant Loan documents, the underwriting standards of the originating bank and, in the case of such Silicon Loans held for resale to investors, the underwriting standards, if any, of the applicable investors and with all applicable requirements of Law, applicable GSE Requirements, Governmental Insurer Requirements and Investor/Insurer Requirements.

(b)               Except as set forth in Section 3.23(a)(i) of the Silicon Disclosure Schedule, Silicon is not bound by an agreement pursuant to which Loans or pools of Loans or participations in Loans have been sold that contains any obligation of Silicon or any of its Subsidiaries to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan. Section 3.23(b) of the Silicon Disclosure Schedule sets forth a true and correct report as regarding the current status of Silicon’s and its Subsidiaries’ reserves in respect of potential repurchase requests to repurchase any Loan or interests therein, in each case by any GSE, Governmental Insurer, private mortgage insurer or investor.

(c)                Each of Silicon and its Subsidiaries, as applicable, is approved by and is in good standing with: (i) as a supervised mortgagee, HUD, to originate and service Title I FHA mortgage Loans; (ii) the VA, to originate and service VA Loans; (iii) as a seller/servicer, Fannie Mae and Freddie Mac, and (iv) Ginnie Mae, to issue mortgage backed securities.

(d)               None of Silicon or any of its Subsidiaries is now nor has been since December 20, 2010 subject to any material fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any Loan purchase commitment from, any GSE or Governmental Insurer relating to the origination, sale or servicing of mortgage or consumer Loans. Silicon has not received any written notice, nor does it have any reason to believe, that any GSE proposes to limit or terminate the underwriting authority of Silicon and its Subsidiaries or to increase the guarantee fees payable by Silicon or its Subsidiaries to any GSE or Governmental Insurer.

(e)                Since December 20, 2010, except as would not reasonably be expected to be, individually or in the aggregate, material to Silicon or its Subsidiaries, taken as a whole, each of Silicon and its Subsidiaries has been in compliance with all applicable federal, state and local Laws, rules and regulations and related regulatory guidance, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all GSE Requirements, Governmental Insurer Requirements and Investor/Insurer Requirements.

(f)                Except as would not be material to Silicon and its Subsidiaries, each Loan included in a pool of Loans originated, securitized or, to the Knowledge of Silicon, acquired by Silicon or any of its Subsidiaries (a “Pool”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and, except as would not be material to Silicon and its Subsidiaries, no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(g)               Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Silicon, each Silicon Loan currently outstanding with respect to which Silicon or any Subsidiary of Silicon is a creditor (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens that have been perfected, (iii) to the Knowledge of Silicon, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms subject to the Enforceability Exceptions, and (iv) at the time and under the circumstances in which made, was made for good, valuable and adequate consideration in the ordinary course of business of Silicon and its Subsidiaries.

(h)               The Advances, net of reserves, are valid and subsisting amounts owing to Silicon and its applicable Subsidiary and are carried on the books of Silicon or the applicable Subsidiary at values determined in accordance with GAAP, and are not subject to any material setoffs or claims arising from acts or omissions of Silicon or any of its Subsidiaries. No GSE, Governmental Insurer, private mortgage insurer or investor has claimed any defense, offset or counterclaim to repayment of any Advance that is pending.

(i)                 Each of the allowances for losses on Silicon Loans, financing leases and other real estate included on the balance sheet included as part of the Silicon Financial Statements (and any subsequent balance sheet required to be delivered hereunder) is, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to the Knowledge of Silicon, there are no facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor.

3.24          Loan Portfolio.

(a)                As of December 31, 2013, none of Silicon or its Subsidiaries is a party to a Loan, including any Loan guaranty, with any director, executive officer or 5% Silicon Holder or any Affiliate of any of the foregoing other than as disclosed in Section 3.24(a) of the Silicon Disclosure Schedule. All Loans that have been made by Silicon or its Subsidiaries that are subject to Section 22(h) of the Federal Reserve Act, as amended, or to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215) comply therewith.

(b)               Section 3.24(b) of the Silicon Disclosure Schedule sets forth a listing, as of September 30, 2014, by account of: (A) all Silicon Loans (including participations) with an unpaid principal balance of $8,000,000 or more that have been accelerated by Silicon or its Subsidiaries during the past twelve (12) months; (B) all Loan commitments or lines of credit of Silicon and its Subsidiaries in an amount of $8,000,000 or more that have been terminated by Silicon or its Subsidiaries during the past twelve (12) months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) each borrower, customer or other party which has notified Silicon or its Subsidiaries during the past twelve months of, or has asserted against Silicon or its Subsidiaries, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Silicon, each borrower, customer or other party which has given Silicon or its Subsidiaries any oral notification of, or orally asserted to or against Silicon or any of its Subsidiaries, any such claim; (D) all Silicon Loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder or (4) where a specific reserve allocation exists in connection therewith; and (E) all assets classified by Silicon or its Subsidiaries as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(c)                Section 3.24(c) of the Silicon Disclosure Schedule sets forth a listing, as of the dates set forth therein, by account of each Silicon Loan where the interest rate terms has been reduced and/or the maturity date has been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms.

(d)               Silicon has previously Made Available to Boron, certain files on which information regarding the Silicon Loans is recorded (the “Tapes”). The information contained in the Tapes is true and accurate in all material respects as of the date specified therein.

3.25          Privacy of Customer Information.

(a)                Silicon and its Subsidiaries, as applicable, are the sole owners of all IIPI relating to customers, former customers and prospective customers that will be transferred to Boron or a Subsidiary of Boron (such IIPI, the “Silicon IIPI”) pursuant to this Agreement, the Bank Merger Agreement and the other transactions contemplated hereby and thereby.

(b)               The collection and use of the Silicon IIPI by Silicon and its Subsidiaries, and the transfer of the Silicon IIPI to Boron or any of its Subsidiaries complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Laws, and any Contract or industry standard relating to privacy.

3.26          Insurance. Section 3.26 of the Silicon Disclosure Schedule lists each insurance policy maintained by or on behalf of Silicon and its Subsidiaries as of the date hereof and a true and complete copy of each such policy has been Made Available to Boron prior to the date hereof. All premiums due in respect of such insurance policies have been paid in full. All of such insurance policies are in full force and effect, and neither Silicon nor any Subsidiary is in material default with respect to any of its obligations under any of such insurance policies. To the Knowledge of Silicon, as of the date of this Agreement, (i) there is no threatened termination of, or threatened material premium increase with respect to, any of such policies other than increases in connection with Silicon’s annual renewal process and (ii) there is no material claim pending regarding Silicon or any of its Subsidiaries under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

3.27          Reorganization. Neither Holdings nor Silicon has taken any action or is aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.28          [Reserved].

3.29          Investment Advisors. Silicon is not, and no Subsidiary of Silicon is, required to be registered, licensed or qualified as an investment advisor.

3.30          Books and Records. The corporate and stock (ownership) record books of Silicon and its Subsidiaries are materially complete (other than with respect to recently occurring actions not yet reflected therein) and materially accurate and reflect all meetings, consents, other material actions of the Board of Directors and stockholders or equity owners of Silicon and its Subsidiaries, and all transactions relating to the capital stock and ownership interests (including profit interests) in such entities.

3.31          Indemnification. To the Knowledge of Silicon as of the date hereof, no action or failure to take action by any present or former director, officer, employee or agent of

Silicon or any of its Subsidiaries has occurred which would give rise to a claim by any such individual for indemnification from Silicon or any of its Subsidiaries.

3.32          Management Unit Agreements. None of Silicon, Boron or any of their respective successors, assigns, parents, Subsidiaries or Affiliates (other than Holdings) currently has or will have, as a result of the consummation of the transactions contemplated by this Agreement, any liability or other obligation to any Person under the Management Unit Agreements or any other similar or related agreement or arrangement arising out of or related to Holdings or any interest therein (including in respect of any payment the value of which may be based in whole or in part on the Holdings Management Units or any other interest in Holdings, or any Taxes related thereto) (collectively, “Management Unit Amounts”).

Article IV

REPRESENTATIONS AND WARRANTIES OF BORON

Except (i) as Previously Disclosed by Boron or (ii) as disclosed in any Boron Reports publicly filed under Sections 13(a), 14(a) or 15(d) of the Exchange Act by Boron with the SEC since December 31, 2013, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Boron hereby represents and warrants to Holdings and Silicon as follows:

4.1              Corporate Organization. Boron is a corporation duly organized, validly existing and in good standing under the Laws of the State of Washington and is a bank holding company duly registered under the BHC Act and meets applicable requirements for qualification as such. Merger Sub will be a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Washington. Boron has, and Merger Sub will have, the corporate or limited liability power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Boron is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Boron.

4.2              Capitalization.

(a)                The authorized capital stock of Boron consists of 50,000,000 shares of Boron Common Stock (par value $0.01 per share), 500,000 shares of preferred stock (par value $0.01 per share) and, subject to the Boron Shareholder Approval, 5,000,000 shares of Boron Non-Voting Common Stock. As of October 31, 2014, there are (a) no shares of preferred stock or Boron Non-Voting Common Stock issued or outstanding, (b) 19,572,823 shares of Boron Common Stock issued and outstanding, (c) 192,743 unvested restricted shares of Boron Common Stock granted under a Boron Stock Plan (a “Boron Restricted Stock Award”), (c) 137,750 shares of Boron Common Stock reserved for issuance upon the exercise of options granted by Boron to purchase shares of Boron Common Stock under a Boron Stock Plan (as defined below) (“Boron Stock Options”), (d) 243,998 shares of Boron Common Stock reserved for issuance upon the exercise of that certain warrant dated November 21, 2008 issued by Boron to the United States Treasury Department, and (f) no other shares of capital stock or other voting securities of Boron issued, reserved for issuance or outstanding. For purposes of this Agreement, the “Boron Stock Plans” means (i) the 1998 Stock Option Plan, (ii) the 2001 Stock Option Plan, (iii) the 2012 Restricted Stock and Incentive Bonus Plan, and (iv) the 2014 Omnibus Incentive Plan. All of the issued and outstanding shares of Boron Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal Liability attaching to the ownership thereof.

(b)               The shares of Boron Common Stock and of Boron Non-Voting Common Stock included in the Merger Consideration have been duly authorized, subject, in the case of the Boron Non-Voting Common Stock, to the receipt of the Boron Shareholder Approval. At the Effective Time, such shares will be validly issued, fully paid, nonassessable and free of preemptive rights, with no personal Liability attaching to the ownership thereof.

4.3              Authority; No Violation.

(a)                Boron has, and Merger Sub will have, full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the approval of the Bank Merger Agreement by the Board of Directors of Boron Bank. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly approved by the Board of Directors of Boron, and will be so approved in the case of Merger Sub, subject to (i) the affirmative vote of the holders of a majority of the votes cast by the holders of shares of Boron Common Stock at the Boron Shareholders Meeting to approve the issuance of the shares of Boron Common Stock pursuant to Listing Rule 5635(a) of the NASDAQ Stock Market and (ii) the affirmative vote of the holders of a majority of the shares of Boron Common Stock outstanding and entitled to vote at the Boron Shareholders Meeting to approve an amendment to the Articles of Incorporation of Boron, in a form agreed by Boron and Silicon, to authorize the Boron Non-Voting Common Stock included in the Merger Consideration (the “Amendment”) in accordance with Section 10.030 of the Washington Business Corporation Act (the “WBCA”); the approvals referred to in clauses (i) and (ii) being collectively referred to as the “Boron Shareholder Approval”. The Boron Shareholder Approval is the only vote of the holders of Boron’s capital stock necessary in connection with the consummation of the Merger and the transactions contemplated by this Agreement, and no other corporate proceedings on the part of Boron are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Boron and (assuming due authorization, execution and delivery by Holdings and Silicon) constitutes a valid and binding obligation of Boron, enforceable against Boron in accordance with its terms, except as may be limited by the Enforceability Exceptions.

(b)               Neither the execution and delivery of this Agreement by Boron or Merger Sub, nor (assuming the Boron Shareholder Approval is obtained) the consummation by Boron or Merger Sub of the transactions contemplated hereby, nor compliance by Boron with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation of

Boron or Bylaws or the certificate of formation or limited liability company agreement of Merger Sub or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Law applicable to Boron, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Boron or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Boron or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii)(y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Boron.

4.4              Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with NASDAQ, (ii) the filing of any required applications, filings and notices, as applicable, with (1) the Federal Reserve Board under the BHC Act and (2) the FDIC under the Bank Merger Act, and approval of the foregoing applications, filings and notices, (iii) the filing of the Articles of Merger and articles of amendment (with respect to the Boron Non-Voting Common Stock), in each case with the Secretary of State of the State of Washington pursuant to the WLLCA and the WBCA, as the case may be, (iv) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota pursuant to the MBCA, (v) the filing of the Bank Merger Certificates, (vi) the approval by the Director of the WDFI, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of Boron Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Boron or Merger Sub of this Agreement or (B) the consummation by Boron or Merger Sub of the Merger, the Bank Merger and the other transactions contemplated hereby.

4.5              Reports. Boron and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 with any Regulatory Agencies, including any report, registration or statement required to be filed pursuant to the Laws of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Boron. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Boron and its Subsidiaries, no Regulatory Agency has initiated or has pending any Proceeding or, to the Knowledge of Boron, investigation into the business or operations of Boron or any of its Subsidiaries since January 1, 2011, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Boron. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Boron or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory

Agency with respect to the business, operations, policies or procedures of Boron or any of its Subsidiaries since January 1, 2011, except in the case of each of clause (i) and (ii), as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Boron.

4.6              Financial Statements.

(a)                The financial statements of Boron and its Subsidiaries included (or incorporated by reference) in the Boron Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Boron and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Boron and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount) and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Boron and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Moss Adams LLP has not resigned (or informed Boron that it intends to resign) or been dismissed as independent public accountants of Boron as a result of or in connection with any disagreements with Boron on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)               Neither Boron nor any of its Subsidiaries have any material Liability, except for (i) those Liabilities that are fully reflected or reserved against on the consolidated balance sheet of Boron included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 (including any notes thereto), (ii) Liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2014, or (iii) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby. None of Boron or any of its Subsidiaries is a party to any material “off-balance sheet arrangements” as defined in Item 303(a)(4) of Regulation S-K.

(c)                The records, systems, controls, data and information of Boron and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Boron or its Subsidiaries or accountants (including all means of access thereto and therefrom) except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Boron’s system of internal controls over financial reporting. Boron (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Boron, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Boron by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Boron’s outside auditors and the audit committee of Boron’s Board of

Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Boron’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Boron’s internal controls over financial reporting. These disclosures were made in writing by management to Boron’s auditors and audit committee and a copy has previously been made available to Silicon.

(d)               Since January 1, 2011, (i) neither Boron nor any of its Subsidiaries, nor, to the Knowledge of Boron, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries, have received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Boron or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Boron or any of its Subsidiaries has engaged in questionable accounting or auditing practices, procedures, or methodologies (including with respect to loan loss and other reserves, write-downs, charge-offs and accruals), and (ii) to the Knowledge of Boron, no attorney representing Boron or any of its Subsidiaries, whether or not employed by Boron or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Boron or any of its officers, directors, employees or agents to the Board of Directors of Boron or any committee thereof or to any director or officer of Boron.

4.7              Broker’s Fees. With the exception of the engagement of Sandler O’Neill + Partners L.P., neither Boron nor any of its Subsidiaries nor any of their respective officers or directors have employed any broker, finder or financial advisor or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

4.8              Absence of Certain Changes or Events.

(a)                Since December 31, 2013, no fact, change, event, occurrence, condition or development has occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Boron.

(b)               Since December 31, 2013 through the date hereof, Boron and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9              Legal Proceedings.

(a)                Neither Boron nor any of its Subsidiaries is a party to any, and there are no pending or, to Boron’s Knowledge, threatened, material Proceedings against Boron or any of its Subsidiaries or any of their current or former directors or executive officers relating to their service as such (whether or not such Proceedings are currently being tolled).

(b)               There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Boron, any of its Subsidiaries or the assets of Boron or any of its

Subsidiaries (or that, upon consummation of the Merger or the Bank Merger, would apply to Boron or any of its Subsidiaries).

4.10          Compliance with Applicable Law.

(a)                Boron and each of its Subsidiaries hold, and have at all times since January 1, 2011, held, all material Permits necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and, to the Knowledge of Boron, no suspension or cancellation of any such Permit is threatened. Since January 1, 2011, Boron and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable Law relating to Boron or any of its Subsidiaries, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the CRA, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

(b)               Without limitation, since January 1, 2011, none of Boron, or its Subsidiaries, or any director, officer, employee, agent or other Person acting on behalf of Boron or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Boron or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Boron or any of its Subsidiaries; (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law; (iv) established or maintained any unlawful fund of monies or other assets of Boron or any of its Subsidiaries; (v) made any fraudulent entry on the books or records of Boron or any of its Subsidiaries; (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Boron or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Boron or any of its Subsidiaries or (vii) to the Knowledge of Boron, is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(c)                Since January 1, 2011, Boron and each of its Subsidiaries has properly administered all accounts for which Boron or any of its Subsidiaries acts as a fiduciary, including accounts for which Boron or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects, and none of Boron or any of its Subsidiaries has received notice of any failure to properly administer any accounts for which it acts as a fiduciary. Since January 1, 2011, none of Boron or any of its Subsidiaries, or any director, officer, or employee of Boron or its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(d)               As of December 31, 2013, Boron and each insured depositary Subsidiary of Boron is “well-capitalized” (as that term is defined in the relevant regulation of the institution’s primary federal bank regulator). Each insured depositary Subsidiary of Boron has received a CRA rating of not less than “satisfactory” in its most recently completed evaluation, has received no material criticism from regulators with respect to discriminatory lending practices, and Boron has no Knowledge of (i) any conditions, facts or circumstances that could reasonably be expected to result in a CRA rating of less than “satisfactory” or (ii) material criticism of Boron or its Subsidiaries from regulators with respect to discriminatory lending practices.

4.11          Agreements with Regulatory Agencies.

(a)                Neither Boron nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2011, a recipient of any supervisory letter from, or since January 1, 2011, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Boron Disclosure Schedule, a “Boron Regulatory Agreement”), nor has Boron or any of its Subsidiaries been advised since January 1, 2011, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Boron Regulatory Agreement.

(b)               Except as set forth in Section 4.11(b) of the Boron Disclosure Schedule, neither Boron nor any of its Subsidiaries has been ordered to pay any civil monetary penalty by any Regulatory Agency or other Governmental Entity, nor have Boron or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering ordering any civil monetary penalty.

4.12          Available Funds. As of the Closing, Boron shall have sufficient funds available to it to deliver the Cash Consideration Amount.

4.13          Reorganization. Boron has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.14          Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Boron has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Sandler O’Neill + Partners, L.P. to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair from a financial point of view to Boron. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.15          Boron Information. The information relating to Boron and its Subsidiaries which is provided by Boron or its representatives for inclusion in any document filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1              Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly required or permitted by this Agreement, or as required by applicable Law, or with the prior written consent of Boron, (a) Silicon shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course and (ii) use reasonable best efforts to maintain and preserve intact its business organization, assets, employees and relationships with regulators, customers, suppliers, employees, licensors and licensees and other third parties.

5.2              Silicon Forbearances. During the period from the date of this Agreement to the Effective Time, except (x) as required by applicable Law, (y) as expressly required or permitted by this Agreement or (z) as set forth in Section 5.2 of the Silicon Disclosure Schedule, Silicon shall not, and shall cause its Subsidiaries not to, without the prior written consent of Boron (which, other than in the case of clauses (b), (d), (e), (f), (g), (i), (j), (k), (l), (m), (n), (p), (q), (r) (s), (t) or, solely in respect of each of the foregoing, (u) below, shall not be unreasonably withheld or delayed):

(a)                other than in the ordinary course of business consistent with past practice, incur any indebtedness, for borrowed money (other than indebtedness of Silicon or any of its wholly owned Subsidiaries to Silicon or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than Silicon or any of its Subsidiaries);

(b)               (i) adjust, split, combine or reclassify any capital stock or other equity interests;

(ii)               make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any of its capital stock, other equity interests, or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any of its capital stock or other equity interests except any dividends paid by any of the Subsidiaries of Silicon to Silicon or any of its wholly owned Subsidiaries;

(iii)             (A) issue, grant, sell or otherwise permit to become outstanding, or authorize the issuance of, any additional capital stock or other equity interests or securities convertible or exchangeable into, or exercisable for, any capital stock or other equity interests or any equity-based awards or interests or other rights of any kind to acquire any capital stock or other equity interests, or (B) enter into any Contract, understanding or arrangement with respect to the sale or voting of its capital stock, other equity interests or other securities;

(c)                sell, transfer, pledge, lease, grant, license, mortgage, assign, encumber or otherwise dispose of (including by merger) any of its material properties or assets to any Person other than a wholly owned Subsidiary, in each case except in the ordinary course of business consistent with past practice (including non-exclusive licenses to end-users or customers), or for Permitted Encumbrance, or cancel, release or assign any material indebtedness to any such Person or any claims held by any such Person;

(d)               acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise, but excluding by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any other Person, other than a wholly owned subsidiary of Silicon, or make any material investment in (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) any other Person or property or assets of any other Person, in each case other than a wholly owned Subsidiary of Silicon;

(e)                terminate any Silicon Contract or amend, waive, or fail to use reasonable best efforts to enforce any material provision of, any Silicon Contract, in each case except in the ordinary course of business consistent with past practice, or enter into any Contract that would constitute a Silicon Contract if it were in effect on the date of this Agreement or renew any Silicon Contract other than entering into or renewing any Contract which is terminable by Silicon or its Subsidiaries on sixty (60) days or less notice without any required material payment or other material conditions, other than the condition of notice; provided that this Section 5.2(e) shall not restrict the entry into any Silicon Contract that relates to (i) the incurrence of indebtedness permitted to be incurred pursuant to Section 5.2(a) or (ii) any settlement of a Proceeding permitted pursuant to Section 5.2(g);

(f)                except as required by any Silicon Benefit Plan as in effect on the date hereof or as required by applicable Law or this Agreement, (i) become a party to, enter into, adopt, amend or terminate (or commit to become a party to, enter into, adopt, amend or terminate) any Silicon Benefit Plan (or arrangement that had it existed as of the date hereof, would have been a Silicon Benefit Plan), other than (A) offer letters or employment agreements terminable with no more than 30 days’ notice without penalty or severance obligation or (B) amendments to any Silicon Benefit Plan that do not materially increase the cost to Silicon of maintaining such Silicon Benefit Plan, (ii) increase in any manner the compensation or benefits payable to any current or former employee, officer, director or other service provider of Silicon or any of its Subsidiaries or pay any amounts to any such individual not otherwise due, (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than the determination and payment of annual bonuses in respect of Silicon’s 2014 fiscal year in the ordinary course consistent with past practice and the terms of the applicable bonus programs with the aggregate amount of such bonuses not to exceed an annualized amount calculated at the same accrual rate for such bonuses reflected in the Silicon Audited Financial Statements, which amount is set forth on Section 5.2(f)(iii) of the Silicon Disclosure Schedule and which accrual is determined in the ordinary course of business consistent with past practice, (iv) grant or accelerate the vesting of any compensation or benefits for the benefit of any current or former employee, officer, director or other service provider of Silicon or any of its Subsidiaries, (v) enter into any collective bargaining agreement or similar labor agreement, (vi) provide any funding for any rabbi trust or similar arrangement, or take any action to fund or in any other way secure the payment of any compensation or benefits, or (vii) hire or terminate (other than for cause) the employment of any individual with annual target cash compensation in excess of $300,000;

(g)               commence, settle or compromise any Proceeding, except for (i) any settlement (A) involving only monetary remedies with a value not in excess of $250,000, with respect to any individual Proceeding or $1,000,000, in the aggregate (in excess of, in each case, any settlement payments that are actually recovered from trusts or other third parties or reserves in respect thereof to the extent reflected in the Silicon Unaudited Financial Statements), subject to prior consultation with Boron and (B) that is not otherwise reasonably likely to be material to Silicon and its Subsidiaries (or following the Closing, Boron and its Subsidiaries) and (ii) the commencement of any Proceeding in the ordinary course of business consistent with past practice;

(h)               except for any settlement of a Proceeding permitted pursuant to Section 5.2(g), waive or release any rights or claims material to Silicon and its Subsidiaries or agree or consent to the issuance of any injunction, decree, order or judgment restricting or adversely affecting its business or operations in any material respect;

(i)                 amend its Organizational Documents, or enter into a plan of consolidation, merger, share exchange, reorganization or similar business combination (other than with respect to consolidations, mergers, share exchanges, reorganizations or similar business combinations solely involving its wholly owned Subsidiaries);

(j)                 except as contemplated by the forecast Made Available to Boron, restructure or make any material change to its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, in a manner that is not consistent with Silicon’s existing investment policy previously Made Available to Boron;

(k)               implement or adopt any change in its accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP or regulatory accounting principles;

(l)                 enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, except, in each case, as required by applicable Law or as requested by any Regulatory Agency or other Governmental Entity;

(m)             make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, except, in each case, as required by applicable Law or as requested by any Regulatory Agency or other Governmental Entity;

(n)               (i) without prior consultation with Boron, make or acquire any individual Loan or issue a commitment (or renew or extend an existing commitment) for any individual Loan if under Silicon’s credit policies previously Made Available to Boron such Loan or commitment would require the approval of the Silicon Board of Directors or (ii) without prior consultation with Boron, enter into agreements relating to, or consummate purchases or sales of, whole individual Loans if under Silicon’s credit policies previously Made Available to Boron such action would require the approval of the Silicon Board of Directors;

(o)               make an application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

(p)               make any capital expenditure in excess of $250,000 individually or $1,000,000 in the aggregate;

(q)               materially reduce the amount of insurance coverage or fail to renew or replace any material existing insurance policies;

(r)                 terminate or allow to lapse any Permit or amend a Permit in a manner that materially adversely impacts the ability to conduct its business;

(s)                adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(t)                 take any action or knowingly fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(u)               agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3              Holdings Forbearances. During the period from the date of this Agreement to the Effective Time, Holdings shall not engage in any activity other than holding the Silicon Common Stock and shall not acquire, or agree to acquire, any assets or rights used in the business of Silicon and its Subsidiaries. During the period from the date of this Agreement to the Effective Time, except as required by applicable Law, and, except as expressly required or permitted by this Agreement, Holdings shall not, without the prior written consent of Boron:

(a)                amend its Organizational Documents in a manner that would adversely affect in any material respect Boron or the transactions contemplated by this Agreement;

(b)               sell, transfer, pledge, grant or otherwise dispose of or grant or suffer to exist any Lien with respect to the shares of Silicon Common Stock;

(c)                implement or adopt any change in its accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP or regulatory accounting principles;

(d)               take any action or knowingly fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(e)                agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

5.4              Boron Forbearances. During the period from the date of this Agreement to the Effective Time, except as required by applicable Law, and, except as expressly required or permitted by this Agreement, Boron shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Silicon:

(a)                amend its Organizational Documents in a manner that would adversely affect in any material respect Holdings, Silicon, the Silicon Holders or the transactions contemplated by this Agreement;

(b)               take any action or knowingly fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(c)                agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.4.

Article VI

ADDITIONAL AGREEMENTS

6.1              Regulatory Matters; Third Party Consents. Subject to the terms and conditions set forth in this Agreement, Boron, Holdings and Silicon shall, and shall cause their respective Subsidiaries to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable on their respective parts under this Agreement and applicable Laws to consummate and make effective, the transactions contemplated by this

Agreement as soon as reasonably practicable, including (a) the satisfaction of the conditions precedent to the obligations of Holdings and Silicon (in the case of Boron) or Boron (in the case of Holdings and Silicon) to the Merger, (b) the obtaining of all necessary consents or waivers from third parties, (c) the obtaining of all necessary actions or no-actions, expirations or terminations of waiting periods under antitrust laws, permits, consents, approvals, authorizations, waivers and orders from, or any exemption by, any Regulatory Agencies or other Governmental Entities, and (d) the execution and delivery of any additional instruments necessary to consummate the Merger and the Bank Merger and to fully carry out the purposes of this Agreement. Except as expressly required or permitted by this Agreement, or as required by applicable Law, or with the prior written consent of the other party, Holdings and Silicon, on the one hand, and Boron, on the other hand shall, and shall cause each of their respective Subsidiaries to take, no action that is intended to or would reasonably be expected to result in the failure of any of the conditions set forth in Article VII. The parties shall cooperate with each other and use their respective reasonable best efforts to (x) promptly prepare and file, and cause their respective Subsidiaries to prepare and file, all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and (y) to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or Governmental Entities. In furtherance (but not in limitation) of the foregoing, Boron shall, and shall cause Boron Bank to, use reasonable best efforts to file any required applications, notices or other filings with the Federal Reserve Board, the FDIC, and the WDFI within forty-five (45) days after the date hereof. Silicon and Boron shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the non-confidential information relating to Silicon or Boron, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or other Governmental Entity in connection with the transactions contemplated herein. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies, and other Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger) and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of any material notices or other communications received by such party or, to the Knowledge of such party, its Representatives from any third party, Regulatory Agency and/or Governmental Entity with respect to the transactions contemplated by this Agreement, in each case to the extent permitted by applicable Law. Each of the parties shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers, and shareholders (or members) and such other matters as may be reasonably necessary or advisable in connection with any filing, notice, statement or application made by or on behalf of Boron, Holdings, Silicon or any of their respective Subsidiaries to any Regulatory Agency or Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.2              Access to Information.

(a)                Upon reasonable notice and subject to applicable Laws, each party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to its properties, books, employees, Contracts, commitments and records, and, during such period, shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws or federal or state banking Laws (other than reports or documents which Silicon or Boron is not permitted to disclose under applicable Law), and (ii) all other information concerning its business, properties and personnel as may reasonably be requested. No party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or would violate any applicable Law or Contract; provided that such party will use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)               Each party shall hold all information furnished by or on behalf of the other party or any of its Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

(c)                From and after the date hereof, each of Holdings and Silicon shall use its reasonable best efforts to assist Boron in (i) the preparation of financial statements of Silicon as of and for the fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013 (and any required interim statements) meeting the requirements applicable to a registrant pursuant to Regulation S-X promulgated under the Securities Act, (ii) obtaining an unqualified audit opinion in accordance with GAAP from Moss Adams LLP (or such other registered independent accounting firm as Boron shall specify, the “Accounting Firm”) with respect to such financial statements (including the consent of the Accounting Firm to the inclusion of such opinion in one or more reports or registration statements that may be filed by Boron or its Affiliates with the SEC), (iii) the preparation of any pro forma financial statements or other financial information that may be required to be filed by Boron or its Affiliates under applicable SEC rules and regulations and (iv) causing the Accounting Firm to issue one or more customary comfort letters with respect to the financial information of Silicon. In connection therewith, Silicon shall obtain and provide such data and financial information with respect to Silicon in the possession of Silicon or its Affiliates and provide Boron and its representatives access to the individuals with knowledge of such data and financial information, in each case as may be necessary or required in connection with the preparation of such financial statements and obtaining such audit opinion. Without limiting the foregoing, Silicon shall, promptly following the request of the Accounting Firm, cause to be delivered to the Accounting Firm a representation letter in such form as may be reasonably requested by the Accounting Firm.

(d)               No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.

6.3              Boron Shareholder Approval; Proxy Statement.

(a)                Boron shall take all action necessary in accordance with the WBCA, its articles of incorporation and bylaws, and the rules and regulations of NASDAQ and applicable Law, to duly call, give notice of, convene and hold a meeting of shareholders of Boron entitled to vote at the meeting as promptly as practicable for the purpose of obtaining the Boron Shareholder Approval (such meeting or any adjournment or postponement thereof, the “Boron Shareholders Meeting”). The Board of Directors of Boron shall (i) recommend to Boron’s shareholders the approval of (A) the issuance of the number of shares of Boron Common Stock included in the Merger Consideration, and (B) the Amendment (the “Boron Board Recommendation”), (ii) include the Boron Board Recommendation in the Proxy Statement and (iii) solicit and use its reasonable best efforts to obtain the Boron Shareholder Approval. Notwithstanding anything contained herein to the contrary, Boron shall not be required to hold the Boron Shareholders Meeting if this Agreement is terminated before the Boron Shareholders Meeting is held.

(b)               Boron shall as promptly as practicable prepare and file with the SEC a proxy statement relating to the Boron Shareholders Meeting (the “Proxy Statement”). The Proxy Statement shall include the Boron Board Recommendation with respect to the issuance of the number of shares of Boron Common Stock sufficient to deliver the aggregate Merger Consideration. Boron shall notify Silicon promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Silicon with copies of all written correspondence between Boron or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If, at any time prior to the receipt of the Boron Shareholder Approval, any event occurs with respect to Boron, Silicon or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a party for inclusion in the Proxy Statement, which is required to be described in an amendment or supplement to the Proxy Statement, such party shall promptly notify the other party of such event, and Boron promptly file with the SEC any necessary amendment or supplement to the Proxy Statement and, to the extent required by applicable Law, disseminate the information contained in such amendment or supplement to Boron’s shareholders.

(c)                Until the termination of this Agreement, neither the board of directors of Boron nor any committee thereof shall withdraw (or qualify or modify in any manner adverse to Silicon), or publicly propose to withdraw (or so qualify or modify), the Boron Board Recommendation.

6.4              Employee Benefit Plans.

(a)                Following the Effective Time, Boron shall provide each individual who is an employee of Silicon and its Subsidiaries at the Effective Time (any such person, a “Continuing Employee” and, collectively, the “Continuing Employees”), while employed by Boron or its Subsidiaries, with compensation opportunities and employee benefits that are substantially comparable in the aggregate (excluding any benefits accelerated or payable as a result of the transactions contemplated by this Agreement) to the compensation opportunities and employee benefits provided to similarly situated employees of Boron and its Subsidiaries; provided that for purposes of the foregoing sentence the compensation opportunities and employee benefit plans generally provided to employees of Silicon as of immediately prior to the Effective Time shall be deemed to be substantially comparable, on an aggregate basis, to those provided to similarly situated employees of Boron and its Subsidiaries for purposes of this sentence, it being understood that the Continuing Employees may commence participation in Boron’s benefit plans on different dates following the Effective Time with respect to different benefit plans. Any Continuing Employee whose employment is terminated within the one-year period following the Effective Time under circumstances that would entitle such Continuing Employee to severance benefits under the severance plan of Silicon and its Subsidiaries, shall be entitled to severance benefits under such severance plan. Nothing contained in this Section 6.4(a) shall be deemed to grant any Continuing Employee any right to continued employment after the Closing Date.

(b)               With respect to any employee benefit plans of Boron or its Subsidiaries providing benefits to any Continuing Employee after the Effective Time (a “New Benefit Plan”), Boron shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Benefit Plans that provide health care benefits in which such employees first become eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Silicon Benefit Plan; (ii) to the extent allowed by the provider of any New Benefit Plan that provides health care benefits, provide each such employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a Silicon Benefit Plan that provided health care benefits (to the same extent that such credit was given under the analogous Silicon Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any such New Benefit Plans in the plan year in which such employees first become eligible to participate after the Effective Time; and (iii) recognize all service of such Continuing Employees with Silicon and its Subsidiaries as well as actual service by such Continuing Employees with any predecessors to Silicon and its Subsidiaries, including any entities the stock or assets of were acquired by Silicon and its Subsidiaries, for purposes of eligibility to participate and vesting in any New Benefit Plan in which such employees first become eligible to participate after the Effective Time to the same extent that such service was taken into account under the analogous Silicon Benefit Plan prior to the Effective Time and for benefit accrual purposes under any severance and vacation plans of Boron or its Subsidiaries in which such Continuing Employee participates; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, or (B) for purposes of any defined benefit retirement plan or benefit plan that provides retiree welfare benefits.

(c)                If requested by Boron in writing delivered to Silicon not less than twenty (20) Business Days before the Closing Date, the Board of Directors of Silicon (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate Silicon’s 401(k) plans (collectively, the “Silicon 401(k) Plan”), effective as of immediately prior to the Closing Date and contingent upon the occurrence of the Closing. Following the Effective Time and as soon as practicable following receipt of a favorable determination letter from the IRS on the termination of the Silicon 401(k) Plan, the assets thereof shall be distributed to the participants, and Boron shall take all actions necessary, to the extent permitted by applicable Law, to permit the Continuing Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code but not inclusive of loans), in the form of cash, in an amount equal to the full account balance (including loans) distributed to such Continuing Employee from the Silicon 401(k) Plan to Boron’s applicable 401(k) plan (the “Boron 401(k) Plan”). Prior to the Effective Time, Boron shall take all actions necessary to provide that, if the Silicon 401(k) Plan is terminated as described in this Section 6.4(c), the Continuing Employees shall be eligible as soon as practicable (but in any event, no later than sixty (60) days) following the termination of the Silicon 401(k) Plan and distribution of account balances thereunder to commence participation in the Boron 401(k) Plan.

(d)               Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Boron or Silicon or any of their Subsidiaries or affiliates any right to continue in the employ or service of Silicon, Boron or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of Silicon, Boron or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Boron or Silicon or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Silicon Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of Boron or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Silicon Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Boron or Silicon or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.5              Indemnification; Directors’ and Officers’ Insurance.

(a)                From and after the Effective Time, Boron shall, and shall cause the Surviving Company and its Subsidiaries to, (i) indemnify and hold harmless each of Silicon’s and each of its Subsidiaries’ respective present and former directors and officers (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceedings, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement and actions relating to the enforcement of this Section 6.5, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Silicon or such Subsidiary, as the case may be, would have been permitted under its respective organizational documents in effect on the date of this Agreement or agreements in existence as of the date hereof and set forth on Section 6.4(a) of the Silicon Disclosure Schedule providing for indemnification between Silicon or any of its Subsidiaries and any Indemnified Party, subject to limitations imposed by applicable Law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law; provided, the Person to whom such expenses are advanced provides an undertaking to the

Surviving Company to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

(b)               For six (6) years after the Effective Time, Boron shall cause the Surviving Company to maintain in effect, at its own expense, directors’ and officers’ liability and fiduciary liability insurance covering those Persons who are currently covered by Holdings’ directors’ and officers’ liability and fiduciary liability insurance policies (true, correct and complete copies of which have been heretofore delivered to Boron) either through continuation of the current policy or substitution by Boron of another policy therefor on terms, including with respect to coverage and insurance limits (with no retention), with an insurer or insurers that have at the time such coverage is written the same or higher A.M. Best rating as Boron’s current primary insurer for such type of insurance, not materially less favorable than the terms of such current insurance coverage with respect to claims arising from or related to facts or events which occurred at or prior to the Effective Time (including the transactions contemplated by this Agreement); provided that in complying with its obligations pursuant to the terms of this Section 6.5(b), Boron shall not be required to expend annually in the aggregate an amount in excess of 200% of the annual premium currently paid by Holdings (which current amount is set forth on Section 6.5(b) of the Silicon Disclosure Schedule) (the “Premium Cap”) and if Boron cannot obtain such insurance coverage without paying in excess of the Premium Cap, Boron shall purchase such insurance with the maximum aggregate coverage available for the Premium Cap. In lieu of the foregoing insurance coverage and in satisfaction of its obligations under this Section 6.5(b), prior to the Closing, Holdings may purchase a six (6) year prepaid “tail policy” that provides the coverage in this Section 6.5(b); provided, further that if the premium for such “tail coverage” exceeds the Premium Cap, then Holdings may obtain “tail coverage” with the maximum aggregate coverage available for such Premium Cap (and if Holdings does not act to so purchase such “tail policy” prior to the Closing, Boron may purchase or may direct Holdings to purchase the same).

(c)                In the event that, after the Effective Time, Boron or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any person, then, and in each case, Boron or the Surviving Company, as applicable, shall cause proper provision to be made so that such successors and assigns shall expressly assume the obligations set forth in this Section 6.5.

(d)               The provisions of this Section 6.5 are intended for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and are in addition to, are not in substitution for, any other rights to indemnification or contribution that any such person may have from Boron, the Surviving Company, or any of their Subsidiaries or any other person by contract or otherwise except as expressly provided herein. The obligations of Boron under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party to whom this Section 6.5 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnified Party has consented in writing to such termination or modification.

6.6              Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Boron, on the one hand, and a Subsidiary of Silicon, on the other) or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Boron. Subject to the receipt of the Boron Shareholder Approval, Boron shall file the Amendment with the Secretary of State of the State of Washington in accordance with Section 10.060 of the WBCA prior to the Closing Date.

6.7              Advice of Changes.

(a)                Boron, on the one hand, and Silicon and Holdings, on the other hand, shall each promptly advise the other party of any fact, change, event or circumstance that has had or is reasonably likely to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.7 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

(b)               Boron, on the one hand, and Silicon and Holdings, on the other hand, shall each promptly advise the other party of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or (ii) upon receiving any communication from any Governmental Entity or third party whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that (A) any such consent or approval will not be obtained or (B) the receipt of any such consent or approval will be materially delayed. Silicon shall notify Boron as promptly as practicable of any notice or other communication from any party to any Silicon Contract to the effect that such party has terminated or intends to terminate or otherwise materially adversely modify its relationship with Silicon or any of its Subsidiaries as a result of the transactions contemplated by this Agreement

6.8              Public Announcements. Silicon and Boron agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in a form agreed to by the parties and that the parties shall consult with each other before issuing any press release or making any public announcement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other party (which shall not be unreasonably withheld, delayed or conditioned); provided that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement to the extent required by applicable Law or the applicable rules of any stock exchange. Without limiting the reach of the preceding sentence, Silicon and Boron shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

6.9              Takeover Statutes. Silicon and its Subsidiaries shall not take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Statute. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby and thereby, each of Boron and Silicon and the members of their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement.

6.10          No Solicitation of Alternative Transactions.

(a)                Prior to the Closing Date, or until this Agreement is terminated in accordance with its terms, Holdings shall not, and shall cause its Affiliates and its and their directors, officers, employees, accountants, financial advisors, attorneys and other advisors or representatives (“Representatives”) not to, directly or indirectly, solicit or initiate discussions or engage in negotiations with, or provide information (other than publicly available information) to, or authorize any Representative or other Person to solicit or initiate discussions or engage in negotiations with, or provide information to, any Person (other than Boron or its Representatives) concerning any potential sale of equity interests of (including through an initial public offering), or merger, consolidation, combination, sale of assets, reorganization or other similar transaction involving Silicon or any of its Subsidiaries.

(b)               Holdings shall and shall cause its Affiliates and Representatives to immediately terminate any existing discussions or negotiations with any Person (other than Boron) conducted heretofore with respect to any of the potential transactions described in Section 6.10(a), and promptly following the date hereof shall use reasonable best efforts to cause all persons other than Boron, if any, who have been furnished confidential information regarding Silicon in connection with the solicitation of or discussions regarding any of the transactions described in Section 6.10(a) within the twelve (12) months prior to the date hereof promptly to return or destroy such information. Silicon agree not to, and to cause its Affiliates and Representatives not to, release any third party from the confidentiality, standstill, employee non-solicit or other provisions of any agreement with respect to the transactions described in Section 6.10(a) and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to engage in any transaction described in Section 6.10(a).

6.11          NASDAQ Listing. Boron shall use its reasonable best efforts to cause the shares of Boron Common Stock to be issued in the Merger, and upon conversion of the shares of Boron Non-Voting Common Stock issued in the Merger, to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.12          Termination of Affiliate Arrangements. At or prior to the Closing, (i) Silicon shall, and shall cause each of its Subsidiaries to, terminate the Contracts between Silicon or its Subsidiaries, on the one hand, and Holdings, the Silicon Holders or their Affiliates, on the other hand, other than (A) those Contracts listed in Section 6.12 of the Silicon Disclosure Schedule, (B) Contracts between or among Silicon or any Subsidiary of Silicon, on the one hand, and one or more Subsidiaries of Silicon, on the other hand, and (C) any Silicon Benefit Plan or any other employment, retention, bonus, severance, consulting, non-disclosure or similar agreement entered into between Silicon or one of its Subsidiaries, on one hand, and any current or former officer, director or employee of Silicon or one of its Subsidiaries, on the other hand, in each case, without payment or incurrence of further Liability thereunder and (ii) Silicon will deliver to Boron evidence of the termination of such Contracts required to be terminated pursuant to this Section 6.12, which evidence shall be reasonably acceptable to Boron.

6.13          Rule 144. Following the Closing, Boron agrees that it will use reasonable best efforts to satisfy the information requirements in Rule 144(c) under the Securities Act which are necessary to enable Silicon Holders to transfer the shares of Boron Common Stock they receive in connection with the transactions contemplated by this Agreement (including upon conversion of the shares of Boron Non-Voting Common Stock issued in the Merger) from time to time pursuant to the exemptions provided by Rule 144 under the Securities Act.

6.14          Resignations. Holdings and Silicon shall cause the directors of Silicon and its Subsidiaries immediately before the Effective Time to submit their resignations effective as of the Effective Time to the extent such resignations are requested in writing by Boron five (5) Business Days prior to the Closing.

6.15          Registration Rights. Prior to the Closing Date, Boron shall offer to enter into an agreement with each Silicon Holder (other than the Major Silicon Members) that will receive shares of Boron Common Stock in the Distribution that will permit such Silicon Holder to participate in the registration rights provided to the Major Silicon Holders pursuant to their respective Investor Letter Agreements. Such agreement shall be in a form proposed by Boron and reasonably acceptable to Silicon.

6.16          280G Vote. Between the date hereof and the Closing Date, Silicon shall (i) use its reasonable efforts to obtain any necessary waivers from any individuals who are “disqualified individuals” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) of any payments or benefits that could reasonably be viewed as “parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder) in the absence of a stockholder vote, and (ii) submit to a vote of the stockholders of Silicon or any applicable affiliate for their determination all payments or benefits that are waived by any disqualified individual as contemplated by clause (i) of this Section 6.16 and that in the absence of such a vote could reasonably be viewed as “parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder). Any such stockholder vote shall be implemented in manner intended to meet the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder and shall be in a form reasonably satisfactory to Boron.

Article VII

CONDITIONS PRECEDENT

7.1              Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction (or, to the extent permitted by applicable Law, the waiver by Boron and Silicon) at or prior to the Effective Time of the following conditions:

(a)                Boron Shareholder Approval; Article of Amendment. The Boron Shareholder Approval shall have been obtained, the articles of amendment with respect to the Amendment shall have been duly filed with the Secretary of State of the State of Washington in accordance with Section 10.060 of the WBCA, and Boron Bank’s bylaws shall have been amended in accordance with Section 1.8(c).

(b)               NASDAQ Listing. The shares of Boron Common Stock to be issued in the Merger (including upon conversion of the shares of Boron Non-Voting Common Stock issued in the Merger) shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(c)                Regulatory Approvals. All of the permits, consents, approvals and authorizations applicable to this Agreement and the transactions contemplated hereby from the Regulatory Agencies and Governmental Entities listed in Section 7.1(c) of the Silicon Disclosure Schedule (such permits, consents, approvals and authorizations, the “Requisite Regulatory Approvals”) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(d)               No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Regulatory Agency or Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

7.2              Conditions to Obligations of Boron. The obligation of Boron and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Boron, at or prior to the Effective Time, of the following conditions:

(a)                Representations and Warranties. The representations and warranties set forth in (i) Sections 3.2(a), 3.2(b) (with respect to Silicon Bank only), 3.8(a), and 3.32 shall be true and correct in all respects (other than, in the case of Section 3.2(a) and 3.2(b) (with respect to Silicon Bank only), such failures to be true and correct as are de minimis in effect in the context of Section 3.2(a) and 3.2(b) (with respect to Silicon Bank only)), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii)

Sections 3.1(a) (first two sentences only), 3.1(b) (first two sentences only), 3.2(b) (other than with respect to Silicon Bank), 3.3(a), 3.3(b)(i), 3.3(b) (last sentence only), 3.7 and 3.21 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). All other representations and warranties of Holdings and Silicon set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties and, in the case of the representation and warranties in Section 3.23(a) and Section 3.23(f), read without giving effect to any Knowledge qualification in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Silicon. Boron shall have received a certificate signed on behalf of Silicon by an executive officer of Silicon to the foregoing effect.

(b)               Performance of Obligations of Holdings and Silicon. Each of Holdings and Silicon shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Boron shall have received a certificate signed on behalf of Silicon by an executive officer of Silicon to such effect.

(c)                Holdings Consent. Boron shall have received from Silicon a copy of the executed consent in the form of Exhibit A constituting the Holdings Consent.

(d)               Federal Tax Opinion. Boron shall have received the opinion of Cleary Gottlieb Steen & Hamilton LLP, in form and substance reasonably satisfactory to Boron, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Boron, reasonably satisfactory in form and substance to such counsel.

7.3              Conditions to Obligations of Holdings and Silicon. The obligations of Holdings and Silicon to effect the Merger are also subject to the satisfaction or waiver by Holdings and Silicon at or prior to the Effective Time of the following conditions:

(a)                Representations and Warranties. The representations and warranties of Boron set forth in (i) Sections 4.2(a) and 4.8(a) shall be true and correct in all respects (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis in effect in the context of Section 4.2(a)), in each case as of the date of this Agreement and as of the

Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii) Sections 4.1 (first two sentences only), 4.2(b), 4.3(a), 4.3(b)(i) and 4.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). All other representations and warranties of Boron set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Boron. Silicon shall have received a certificate signed on behalf of Boron by an executive officer of Boron to the foregoing effect.

(b)               Performance of Obligations of Boron. Boron shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Silicon shall have received a certificate signed on behalf of Boron by an executive officer of Boron to such effect.

(c)                Federal Tax Opinion. Silicon shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Silicon, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Silicon, reasonably satisfactory in form and substance to such counsel.

Article VIII

TERMINATION AND AMENDMENT

8.1              Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)                by mutual consent of Boron and Silicon in a written instrument authorized by the Board of Directors of each;

(b)               by either Boron or Silicon if the Boron Shareholder Approval shall not have been obtained at the Boron Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(c)                by either Boron or Silicon if any Regulatory Agency or other Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the consummation of the transactions contemplated by this Agreement, including the Merger or Bank Merger, and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, including the Merger or Bank Merger;

(d)               by either Boron or Silicon if the Merger shall not have been consummated on or before the twelve (12) month anniversary of the date of this Agreement (the “Termination Date”);

(e)                by either Boron or Silicon if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement by Silicon or Holdings (in the case of a termination by Boron) or by Boron or Merger Sub (in the case of a termination by Silicon), which breach, either individually or in the aggregate with all other breaches by such party, would constitute, if occurring or continuing on the Closing Date, the failure of any of the conditions set forth in Section 7.1, Section 7.2 (in the case of a termination by Boron) or Section 7.3 (in the case of a termination by Silicon), and which is not cured within the earlier of (i) the Termination Date or (ii) the date that is thirty (30) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period; or

(f)                by Boron unless, within three (3) hours after the execution of this Agreement: (i) the Agreement and the transactions contemplated thereby have been irrevocably approved, pursuant to the Holdings Consent in accordance with applicable Law and the Silicon Organizational Documents and (ii) Silicon has Made Available a copy of the Holdings Consent in the form of Exhibit A (executed and delivered by Holdings, as the sole stockholder of Silicon) to Boron;

provided, that the party desiring to terminate this Agreement pursuant to clause (b), (c), (d), or (e) of this Section 8.1, is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and that the failure of the Closing to occur did not arise out of, or result from, a material breach by the terminating party of any representation, warranty, covenant or agreement. The terminating party shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected and confirm that the Board of Directors of such terminating party has authorized such termination.

8.2              Effect of Termination. In the event of termination of this Agreement by either Boron or Silicon as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Boron, Holdings, Silicon, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any Liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 8.2 and Article IX (other than Section 9.1) and the Confidentiality Agreement shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Boron, Holdings or Silicon shall be relieved or released from any Liabilities arising out of its willful and material breach of any provision of this Agreement prior to termination.

8.3              Amendment. Subject to compliance with applicable Law and Section 1.1(b), this Agreement may be amended (a) prior to the Effective Time, by an instrument in writing signed on behalf of Holdings, Silicon and Boron, by action taken or authorized by their respective Boards of Directors and (b) following the Effective Time, by an instrument in writing signed on behalf of Boron and each of the parties hereto.

8.4              Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article IX

GENERAL PROVISIONS

9.1              Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. New York City time at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006, on a date which shall be no later than three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2              Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.4(a) and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3              Expenses. Except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that Silicon or its Subsidiaries shall bear all transaction expenses incurred by Holdings, Silicon or any of its Subsidiaries (it being understood and agreed that Management Unit Amounts shall not be considered transaction expenses and shall be borne solely by Holdings).

9.4              Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                if to Silicon Holdings or Silicon, to:

SKBHC Holdings LLC

1201 Third Ave., Suite 1580

Seattle, Washington 98101

Attention: Phil Donnelly

Facsimile: (206) 395-2199

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Edward D. Herlihy

Nicholas G. Demmo

Facsimile: (212) 403-2000

and

(b)               if to Boron, to:

Banner Corporation

10 S. First Avenue

Walla Walla, Washington 99362

Attention: Lloyd Baker

Facsimile: (509) 526-8873

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Christopher E. Austin

Facsimile: (212) 225-3999

9.5              Interpretation; Definitions.

(a)                The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Silicon Disclosure Schedule and the Boron Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Notwithstanding any other provision of this Agreement, nothing in this Agreement shall require, or be deemed, interpreted or construed to require, Boron, Holdings or any of their respective Subsidiaries, Affiliates, or directors to take, or fail to take, any action which would violate applicable Law (whether statutory or common law), rule or regulation.

(b)               The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “Law,” “Laws” or to a particular statute or Law shall mean such Law or statute as amended, modified or supplemented from time to time up to the Closing and shall be deemed also to include any and all rules and regulation promulgated thereunder.

(c)                As used in this Agreement, the following terms have the meanings ascribed thereto below.

“Accounting Firm” shall have the meaning set forth in Section 6.2(c).

“Advances” means, with respect to Silicon, any of its Subsidiaries or any Servicing Agreements, the moneys that have been advanced by Silicon or any of its Subsidiaries on or before the Closing Date from its funds in connection with its servicing of any Loans.

“Affiliate” means, with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any person, means the possession, directly or indirectly, of (i) ownership, control or power to vote 25% or more of the outstanding shares of any class of voting securities of such person, (ii) control, in any manner, over the election of a majority of the directors, trustees or general partners (or individuals exercising similar functions) of such person or (iii) the power to exercise a controlling influence over the management or policies of such person as determined by the Federal Reserve; provided, however, no portfolio company of any investment fund, vehicle or account advised, managed or sponsored by any Silicon Holder or its Affiliates shall be deemed an Affiliate of Silicon, any of its Subsidiaries or any Silicon Holder for purposes of this Agreement other than Sections 3.20, 3.24(a) and 6.12.

“Agreement” shall have the meaning set forth in the Preamble.

“Amendment” shall have the meaning set forth in Section 4.3(a).

“Articles of Merger” shall have the meaning set forth in Section 1.2.

“Bank Merger” shall have the meaning set forth in Section 1.8(a).

“Bank Merger Agreement” shall have the meaning set forth in Section 1.8(b).

“Bank Merger Certificates” shall have the meaning set forth in Section 1.8(b).

“Bank Merger Effective Time” shall have the meaning set forth in Section 1.8(b).

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Boron” shall have the meaning set forth in the Preamble.

“Boron 401(k) Plan” shall have the meaning set forth in Section 6.4(c).

“Boron Bank” shall have the meaning set forth in Section 1.8(a).

“Boron Board Recommendation” shall have the meaning set forth in Section 6.3(a).

“Boron Common Stock” means each issued and outstanding share of common stock, par value $0.01 per share, of Boron.

“Boron Disclosure Schedule” shall have the meaning set forth in Section 9.6.

“Boron Regulatory Agreement” shall have the meaning set forth in Section 4.11(a).

“Boron Reports” means each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2014 by Boron pursuant to the Securities Act or the Exchange Act.

“Boron Restricted Stock Award” shall have the meaning set forth in Section 4.2(a).

“Boron Non-Voting Common Stock” means shares of common stock of Boron with the terms specified in the Amendment.

“Boron Shareholder Approval” shall have the meaning set forth in Section 4.3(a).

“Boron Shareholders Meeting” shall have the meaning set forth in Section 6.3(a).

“Boron Stock Options” shall have the meaning set forth in Section 4.2(a).

“Boron Stock Plans” shall have the meaning set forth in Section 4.2(a).

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cancelled Shares” shall have the meaning set forth in Section 1.4(b).

“Cash Consideration Amount” means $130,000,000.

“Certificate” means a certificate or book-entry account statement, as applicable.

“CFPB” means the Consumer Financial Protection Bureau.

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Code” shall have the meaning set forth in the Recitals.

“Confidentiality Agreement” means the confidentiality agreement, dated April 23, 2014, between Boron and Holdings.

“Continuing Employees” shall have the meaning set forth in Section 6.4(a).

“Contract” means any written contract, agreement, license, note, lease, mortgage, indenture, commitment, understanding or other legally binding agreement.

“Copyrights” shall have the meaning set forth in the definition of Intellectual Property.

“Corporate Governance Committee” shall have the meaning set forth in Section 1.7(c).

“CRA” means the Community Reinvestment Act of 1977 and the rules and regulations thereunder.

“DLLCA” means the Delaware Limited Liability Company Act.

“Distribution” shall have the meaning set forth in Section 2.2(a).

“Effective Time” shall have the meaning set forth in Section 1.2.

“Enforceability Exceptions” means bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies.

“Environmental Laws” means all Laws relating to: (i) the protection or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land), health and safety as it relates to hazardous substance exposure or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance; or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Executive Committee” shall have the meaning set forth in Section 1.7(d).

“Fannie Mae” means the Federal National Mortgage Association.

“FDIC” means the Federal Deposit Insurance Corporation.

“FDICIA” shall have the meaning set forth in Section 3.6(c).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Ginnie Mae” means the Government National Mortgage Association.

“Governmental Entity” means any federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any national securities exchange or any SRO.

“Governmental Insurer” shall have the meaning set forth in Section 3.13(a)(xi).

“Governmental Insurer Requirements” means the requirements of any Governmental Insurer as such requirements are available and updated or amended from time to time electronically or in writing in guides, bulletins, handbooks, industry letters, mortgagee letters, circulars or other similar communications from the respective governmental insurer or in written agreements between the respective governmental insurer and Silicon or one of its Subsidiaries.

“GSEs” means Fannie Mae and Freddie Mac (each individually, a “GSE”).

“GSE Requirements” means the requirements of any GSE as such requirements are available and updated or amended from time to time electronically or in writing in handbooks,

guides, guidelines, manuals, mortgagee letters, circulars, bulletins, industry letters or other similar communications from the respective GSE (or its conservator) or in written agreements between the GSE and Silicon or one of its Subsidiaries.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component, and including any hazardous waste, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“Holdings” shall have the meaning set forth in the Preamble.

“Holdings Common Interest” means any “Common Unit” or “Non-Voting Common Unit” as such terms are defined in the Holdings LLC Agreement.

“Holdings Consent” shall have the meaning set forth in the Recitals.

“Holdings LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of SKBHC Holdings LLC, dated as of November 10, 2010, as amended through the date hereof to reflect changes in Schedule A thereto.

“Holdings Management Units” means any “Management Unit” of Holdings as such term is defined in the Holdings LLC Agreement.

“HUD” means the United States Department of Housing and Urban Development.

“IIPI” means any information relating to an identified or identifiable natural person.

“Indemnified Parties” shall have the meaning set forth in Section 6.5(a).

“Intellectual Property” means all intellectual property rights existing anywhere in the world associated with all: (i) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, “Patents”), (ii) trademarks, service marks, trade dress, logos, corporate names, trade names and Internet domain names, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and moral rights (collectively, “Copyrights”), (iv) Software, and (v) trade secrets, discoveries, concepts, ideas, research and development, algorithms, know-how, formulae, inventions (whether or not patentable), processes, techniques, technical data, designs, drawings, specifications, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”).

“Investor Letter Agreements” means the Investor Letter Agreements dated as of the date hereof by and between Boron and Silicon and each of the Major Silicon Members.

“Investor/Insurer Requirements” means the applicable rules, regulations, announcements, notices, directives, instructions, servicing guidelines, and mortgage letters of the investor and/or private mortgage insurer of the Loan, including the applicable provisions of any pooling and servicing agreement or any other agreements with investors and private mortgage insurers pursuant to which Silicon is the servicer of the Loan, all as may be amended from time to time.

“IRS” means the Internal Revenue Service.

“Knowledge” means (i) with respect to Silicon, the actual knowledge of any of the officers of Silicon listed on Section 9.5(a) of the Silicon Disclosure Schedule, after reasonable investigation, and (ii) with respect to Boron, the actual knowledge of any of the officers of Boron listed on Section 9.5 of the Boron Disclosure Schedule, after reasonable investigation.

“Law” means any law (including common law), treaty, statute, ordinance, code, rule, regulation, judgment, decree, order, writ, award, injunction, decree, directive, authorization or determination enacted, entered, promulgated, enforced or issued by any Governmental Entity.

“Liability” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

“Liens” means any security interest, pledge, hypothecation, mortgage, deed of trust, lien (including environmental and Tax liens), assignment, charge, encumbrance, restriction, reservation, declaration, easement, right of way, lease, agreement to lease, encroachment, severance of oil, gas or mineral rights, license, or other security interest of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement), the interest of a lessor under a capital lease, conditional or installment sales contract, contract for deed, any financing lease or any agreement to provide any of the foregoing or any other similar restriction on ownership or, with respect to any real or personal property, any defect in or cloud on title to such asset or contractual restriction on the ownership or use of such asset, land use or zoning ordinance or regulation, or sale of or limitation of air or development rights.

“Loan” shall mean, as applicable, any extension of credit or commitment to extend credit.

“Made Available” means made available to Boron at the offices of Cleary Gottlieb Steen & Hamilton LLP or in the Project Elements online dataroom prior to the date hereof.

“Major Silicon Member” means those Persons set forth in Section 1.7(b) of the Silicon Disclosure Schedule.

“Management Unit Agreements” means the agreements referred to in Section 3.11(a), Item 25 of the Silicon Disclosure Schedule.

“Management Unit Amounts” has the meaning set forth in Section 3.32.

“Marks” shall have the meaning set forth in the definition of Intellectual Property.

“Material Adverse Effect” means, with respect to Silicon or Boron, as the case may be, any fact, change, event, occurrence, condition or development which (i) has, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date hereof in GAAP, (B) changes after the date hereof in Laws of general applicability to companies in the industries in which such party and its Subsidiaries operate, (C) changes after the date hereof in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting other companies in the industries in which such part and its Subsidiaries operate (including changes in interest rates), (D) the announcement of this Agreement, including the impact thereof on relationships with customers, employees and counterparts, (E) volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters, (F) actions or omissions of Boron or Silicon taken at the written request of the other party, or (G) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to clauses (A), (B), (C) or (E), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) prevents or materially impairs the ability of such party to timely consummate the transactions contemplated hereby.

“MBCA” shall have the meaning set forth in Section 1.1(a).

“MDC” means the Commissioner of the Minnesota Department of Commerce.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.4(a).

“Merger Sub” shall have the meaning set forth in the Recitals.

“Minnesota Secretary” shall have the meaning set forth in Section 1.2.

“Multiemployer Plan” shall have the meaning set forth in Section 3.11(f).

“Multiple Employer Plan” shall have the meaning set forth in Section 3.11(f).

“NASDAQ” means The NASDAQ Global Select Market.

“New Benefit Plan” shall have the meaning set forth in Section 6.4(b).

“Organizational Documents” means a Person’s charter, articles of organization, certificate of incorporation, certificate of formation, limited liability company agreement, trust documents, partnership agreement, by-laws or other similar organizational documents, as applicable, and including in the case of Holdings, the Holdings LLC Agreement.

“Owned Real Property” shall have the meaning set forth in Section 3.18(c).

“Patents” shall have the meaning set forth in the definition of Intellectual Property.

“Permits” shall have the meaning set forth in Section 3.12(a).

“Permitted Encumbrances” means (a) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, landlord’s or repairmen’s liens or other similar common law or statutory Liens arising or incurred in the ordinary course of business, (b) Liens for Taxes, assessments and other governmental charges not yet due and payable, due but not delinquent, or being contested in good faith by appropriate proceedings for which adequate reserves have been established and are reflected on the most recent balance sheet included in the Silicon Financial Statements, in each case in accordance with GAAP, (c) nonmonetary Liens (other than leases or other occupancy agreements) that would not impair or restrict in any material respect the use, value or free transferability of the real or tangible property in question based on the current use of such property, (d) Liens disclosed on the Silicon Financial Statements, or notes thereto, (e) Liens arising or incurred in connection with any advance made by any Federal Home Loan Bank permitted by the terms of this Agreement that are consistent in all material respects with the Liens disclosed on the Silicon Financial Statements, or notes thereto for such type of advances, (f) non-exclusive licenses or other similar grants of rights to Intellectual Property to end-users or customers granted in the ordinary course of business and (g) such other Liens or imperfections of title that do not, in any material respect, detract from the value or interfere with the present use of the property subject thereto or affected thereby.

“Person” means any individual, corporation (including not-for-profit), savings association, bank, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Pool” shall have the meaning set forth in Section 3.23(f).

“Premium Cap” shall have the meaning set forth in Section 6.5(b).

“Previously Disclosed” means information set forth by Silicon or Boron in the Silicon Disclosure Schedule or Boron Disclosure Schedule, as applicable; provided that disclosure in any section of such schedule shall apply only to the corresponding Section of this Agreement except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement.

“Proceeding” means any legal, administrative, arbitral or other proceeding, claim, actions or governmental or regulatory investigation of any nature.

“Proxy Statement” shall have the meaning set forth in Section 6.3(b).

“Real Property Lease” shall have the meaning set forth in Section 3.18(b).

“Regulatory Agencies” shall have the meaning set forth in Section 3.5.

“Representatives” shall have the meaning set forth in Section 6.10(a).

“Requisite Regulatory Approvals” shall have the meaning set forth in Section 7.1(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Servicing Agreements” shall have the meaning set forth in Section 3.13(a)(xii).

“Silicon” shall have the meaning set forth in the Preamble.

“Silicon 401(k) Plan” shall have the meaning set forth in Section 6.4(c).

“Silicon Audited Financial Statements” shall have the meaning set forth in Section 3.6(a).

“Silicon Bank” shall have the meaning set forth in Section 1.8(a).

“Silicon Benefit Plans” shall have the meaning set forth in Section 3.11(a).

“Silicon Common Stock” means each issued and outstanding share of common stock, par value $100.00 per share, of Silicon.

“Silicon Contract” shall have the meaning set forth in Section 3.13(a).

“Silicon Disclosure Schedule” shall have the meaning set forth in Section 9.6.

“Silicon ERISA Affiliate” shall have the meaning set forth in Section 3.11(a).

“Silicon Financial Statements” shall have the meaning set forth in Section 3.6(a).

“Silicon Holder” and “Silicon Holders” shall have the meaning set forth in Section 1.1(b).

“Silicon IIPI” shall have the meaning set forth in Section 3.25(a).

“Silicon Loan” means (i) any Loan owned in whole or in part by Silicon or any of its Subsidiaries, including a Loan that has closed but has not funded, and (ii) any Loan that, as of any time, Silicon or any of its Subsidiaries owned and subsequently sold, transferred conveyed or assigned.

“Silicon Qualified Plans” shall have the meaning set forth in Section 3.11(d).

“Silicon Registered Intellectual Property” shall have the meaning set forth in Section 3.19(a).

“Silicon Regulatory Agreement” shall have the meaning set forth in Section 3.14.

“Silicon Unaudited Financial Statements” shall have the meaning set forth in Section 3.6(a).

“Software” means (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (C) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

“State Act” shall have the meaning set forth in Section 2.2(b).

“Subsidiary” means, in respect of any Person, any entity of which (i) such Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such Person is or directly or indirectly has the power to appoint a general partner, manager or managing member.

“Surviving Bank” shall have the meaning set forth in Section 1.8.

“Surviving Company” shall have the meaning set forth in the Recitals.

“Takeover Statutes” shall have the meaning set forth in Section 3.21.

“Tapes” shall have the meaning set forth in Section 3.24(d).

“Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

“Termination Date” shall have the meaning set forth in Section 8.1(d).

“Trade Secrets” shall have the meaning set forth in the definition of Intellectual Property.

“USDA” means the United States Department of Agriculture.

“VA” means the United States Department of Veteran Affairs.

“Washington Courts” shall have the meaning set forth in Section 9.9(b).

“Washington Secretary” shall have the meaning set forth in Section 1.2.

“WBCA” shall have the meaning set forth in Section4.3(a).

“WDFI” means the Washington State Department of Financial Institutions.

“WLLCA” shall have the meaning set forth in Section 1.1(a).

9.6              Disclosure Schedule. Before entry into this Agreement, Silicon delivered to Boron a schedule (a “Silicon Disclosure Schedule”) and Boron delivered to Silicon a schedule (a “Boron Disclosure Schedule”), each of which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV, respectively, or to one or more covenants contained herein; provided that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect.

9.7              Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8              Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9              Governing Law; Jurisdiction.

(a)                This Agreement shall be governed and construed in accordance with the Laws of the State of Washington, without regard to any applicable conflicts of Law; provided that this Agreement shall be governed by and construed in accordance with the Laws of the State of Minnesota, as applicable, solely to the extent required by the MBCA.

(b)               Each party agrees that it will bring any Proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in the State of Washington (the “Washington Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Washington Courts, (ii) waives any objection to laying venue in any such Proceeding in the Washington Courts, (iii) waives any objection that the Washington Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such Proceeding will be effective if notice is given in accordance with Section 9.4.

9.10          Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the extent permitted by applicable Law at the time of institution of the applicable litigation, any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that: (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implications of this waiver; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.10.

9.11          Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.4(a), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

9.12          Specific Performance. Each party hereto agrees that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger and the Bank Merger) in the Washington Courts, without bond or other security being required, this being in addition to any other right, remedy or cause of action to which such party is entitled at law or in equity.

9.13          Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, Holdings, Silicon and Boron have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SKBHC HOLDINGS LLC

By: /s/ Scott A. Kisting
Name: Scott A. Kisting
Title: Chairman, President and CEO

STARBUCK BANCSHARES, INC.

By: /s/ Scott A. Kisting
Name: Scott A. Kisting
Title: Chairman, President and CEO

BANNER CORPORATION

By: /s/ Mark J. Grescovich
Name: Mark J. Grescovich
Title: President and CEO